Coinshares Valkyrie Bitcoin Fund POS AM

Exhibit 10.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***].

CONFIDENTIAL

Master Services Agreement

between

KOMAINU (JERSEY) LIMITED

and

COINSHARES VALKYRIE BITCOIN FUND

Effective Date: September 27, 2024

CONFIDENTIAL

CONTENTS

1.	INTERPRETATION	1

2.	STRUCTURE OF AGREEMENT	6

3.	LIMITATIONS OF APPOINTMENT	7

4.	ASSURANCE	8

5.	ONBOARDING	9

6.	PROPER INSTRUCTIONS	9

7.	COMPLIANCE WITH LAW	11

8.	FINANCIAL MATTERS	12

9.	INTELLECTUAL PROPERTY	14

10.	LIMITATION	15

11.	CONFIDENTIALITY	17

12.	PERSONAL DATA PROCESSING	19

13.	NON-SOLICITATION OF PERSONNEL	19

14.	TERMINATION	19

15.	NOTICES	22

16.	MISCELLANEOUS	22

17.	GOVERNING LAW, JURISDICTION	24

APPENDIX (Data Processing Agreement)		26

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MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT is made as of September 27, 2024 (the “Effective Date”)

BETWEEN:

(1)	KOMAINU (JERSEY) LIMITED, a private limited company incorporated under the laws of Jersey, Channel Islands (with registered number 127169) having its registered address at 3rd Floor, 2 Hill Street, St. Helier, Jersey, JE2 4UA, Channel Islands (“Komainu”); and

(2)	COINSHARES VALKYRIE BITCOIN FUND, a statutory trust created under the laws of Delaware (with registered number 4791353), with its registered agent CSC Delaware Trust Company at 251 Little Falls Drive, Wilmington, DE 19808 (the “Client”),

(together, the “Parties”, each of the same, a “Party”).

WHEREAS:

(A)	Komainu is a provider of institutional-grade custody services (together with various services ancillary thereto) in connection with Assets.

(B)	The Client wishes to procure various Services from time to time from Komainu in relation to its Assets and Komainu has agreed to provide such Services.

(C)	The Parties wish to establish an overall contractual framework for the provision and delivery of such Services to the Client and wish to record herein their agreement that the provision of any Services by Komainu for the benefit of the Client shall be governed by this MSA and the associated Order Forms.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this MSA, unless the context otherwise requires, the following capitalised terms shall bear the following meanings:

“Affiliate” means, in relation to a person, any other person that directly or indirectly is Controlled by, that Controls, or is under common Control with such person;

“Agreement” means, together, this MSA and all Order Forms, as the same may be amended or supplemented from time to time in accordance with its terms;

“AML Obligations” means, in connection with a Party, the obligations placed upon that Party under the money laundering counter-terrorist financing, sanctions, non-proliferation, anti-bribery, anti-corruption and anti-trafficking statutes (and implementing regulations) and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdiction over such Party;

“Asset” means a type of digital asset in connection with which Komainu from time to time provides one or more classes of Services;

“Authentication Procedures” has the meaning set out in Clause 6.1;

“Break Fee” means the fee payable by the Client to Komainu in accordance with the provisions of an Order Form (and “Break Fees” shall mean all such fees under all subsisting Order Forms);

“Business Day” means any day other than a weekend or a public holiday in the United Kingdom;

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“Chosen Currency” means:

(a)	by default, USD;

(b)	a Fiat Currency supported by Komainu and selected by the Client during the application of the Onboarding Procedures; or

(c)	such other Fiat Currency as the Parties may agree in writing should apply instead;

“Confidential Information” means information (which may include commercially sensitive and technical information) relating to the business or affairs of a Party or its Affiliates, including:

(a)	the Agreement, its subject matter and any discussions between the Parties (or their representatives) prior to the Effective Date relating to its subject matter;

(b)	any cryptographic private key;

(c)	the fact of any association between a public wallet address and the Client or any Client User;

(d)	the business methods and plans, financial information, products (and design thereof), services, processes and procedures, operations, product development and research, innovations, marketing strategies and opportunities, market analysis, advertising initiatives, acquisition or business contraction initiatives, operational systems, technical data and development, inventions, trade secrets and know-how of, generated by, or otherwise belonging to or produced for a Party or an Affiliate thereof;

(e)	any IP Rights belonging to a Party or an Affiliate thereof; and

(f)	any other information that is by its nature confidential,

whether in written, oral, in electronic form or in any other media, regardless of whether such information is identified as confidential at the time of disclosure;

“Control” of any person means ownership of a majority of the voting power of the person concerned (and “Controlled” shall be interpreted accordingly);

“Controller” has the meaning set out in the APPENDIX (Data Processing Agreement);

“Custodial Services” means the institutional-grade custodial services Komainu (or its Affiliates) provide to the Client in respect of the Assets in accordance with the Agreement (and as further detailed in an Order Form);

“Data Protection Obligations” has the meaning set out in the APPENDIX (Data Processing Agreement);

“Delete” means to remove, obliterate and destroy Personal Data, Confidential Information or a cryptographic private key (in each case, as the context requires), to the extent technically feasible, such that the same cannot be recovered or reconstructed;

“Disclosing Party” has the meaning set out in Clause 11.1;

“Due Date” has the meaning set out in Clause 8.3(b);

“Effective Date” has the meaning set out on page 1 of this MSA;

“Expenses” has the meaning set out in Clause 8.2(a);

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“Fiat Currency” means the coin and paper money of a country that:

(a)	is designated as its legal tender;

(b)	circulates in that country; and

(c)	is customarily used and accepted as a medium of exchange in that country,

including any digital representation thereof used to electronically transfer value;

“Initial Term” means the initial term of the Order Form, as specified therein;

“IP Rights” means:

(a)	patents, inventions, trademarks, service marks, trade names, logos, domain names, business names, rights in designs, copyright (including rights in computer software), database rights, goodwill, rights in get-up and all other intellectual property rights, in each case whether registered or unregistered and in whatsoever medium recorded, which may now or in the future subsist anywhere in the world, together with applications (and the rights to apply) for the grant of any of the foregoing (and corresponding applications, renewals, extensions, divisions and continuations thereof), together with any associated know-how, methods, concepts, processes and preparatory materials; and

(b)	all similar or equivalent rights or forms of protection to any of the rights contemplated under (a);

“Losses” means any and all losses, liabilities, damages, actions, proceedings, claims, demands, costs, charges, taxes (excluding any income taxes assessable in respect of Sums Due), interest, penalties, assessments and expenses (including all legal, professional and other expenses and amounts reasonably paid in settlement) asserted against or paid, suffered or incurred by a Party;

“Master Services Agreement” (or “MSA”) means these terms and conditions, including the APPENDIX (Data Processing Agreement);

“Materials” means any electronic medium or platform, software, hardware, equipment, devices, documents, materials or other items delivered or made available from time to time by (or on behalf of) Komainu to the Client under the Agreement;

“Notifying Party” has the meaning set out in Clause 14.5(b);

“Onboarding Charge” means the fee (if any) payable by the Client to Komainu in accordance with the provisions of an Order Form, in connection with the onboarding activities undertaken by Komainu in respect of the relevant Services to which the Order Form relates (and “Onboarding Charges” shall mean all such fees under all subsisting Order Forms);

“Onboarding Procedures” means the policies and procedures of Komainu related to the onboarding of its clients, as may be refined and updated by Komainu from time to time;

“Order Form” means an order form entered into between the Parties, in accordance with the process specified in Clause 2, to document specific terms and conditions applicable in addition to the MSA in respect of the provision of a particular class of Services;

“Permits” means governmental, legal and regulatory authorisations, including permits, registrations, filings, licences or other similar approvals, consents or exemptions from obtaining any of the foregoing;

“Personal Data” has the meaning set out in the APPENDIX (Data Processing Agreement);

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“Personnel” means, in connection with a Party, its directors, officers, employees, non-employee workers, agents, auditors, consultants, contractors and sub-contractors;

“Processing” has the meaning set out in the APPENDIX (Data Processing Agreement);

“Proper Instructions” means instructions provided by (or on behalf of) the Client to Komainu in accordance with Clause 6;

“Receiving Party” has the meaning set out in Clause 11.1;

“Renewal Period” means a renewal period applicable to an Order Form, as specified therein;

“Sanctioned Person” means any legal person, country, territory or other jurisdiction who (or which) is the subject or target of any economic, financial or trade sanctions or embargoes, export controls or other restrictive measures imposed by the United Nations, the United States of America (including as prescribed by the U.S. Office of Foreign Assets Control (‘OFAC’)), the European Union, a member state of the EU, Jersey, Singapore or the United Kingdom (including as prescribed on HM Treasury’s Consolidated List);

“Security Procedures” means, in respect of the Services, Komainu’s policies, procedures and instructions designed to protect physical and information security of Confidential Information and Client Assets, as may be refined and updated by Komainu from time to time;

“Service Fee” means the fee payable by the Client to Komainu under an Order Form in respect of the provision of Services provided pursuant to that Order Form, the application and determination of which shall also be subject to Clause 8 (and “Service Fees” shall mean all of such fees under all subsisting Order Forms);

“Services” means the various services to be provided by Komainu to the Client pursuant to the Agreement;

“Standard of Care" has the meaning set out in Clause 4.1.

“Sum Due” means each and any of:

(a)	the Service Fees;

(b)	Expenses;

(c)	Onboarding Charges;

(d)	Transaction Fees;

(e)	Break Fees; and

(f)	any other amount payable by the Client to Komainu under the Agreement,

which, in each case, has become due in accordance with the terms of the Agreement (and “Sums Due” shall mean any or all of the same as the context requires);

“Theft” means unauthorised access to Komainu’s systems by a third party resulting in a reduction of the amount of Assets held by Komainu on behalf of the Client; and

“Transaction Fee” means the transaction fees payable by the Client to Komainu in accordance with the provisions of an Order Form (and “Transaction Fees” shall mean all such fees under all subsisting Order Forms).

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1.2	The following order of priority shall apply in the event of a conflict between provisions of the following:

(a)	the Order Form;

(b)	the Schedules to the Order Form;

(c)	this MSA;

(d)	the Appendix to this MSA;

(e)	the Security Procedures; and

(f)	the Onboarding Procedures.

1.3	Each provision of the Agreement should be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that:

(a)	the Parties are sophisticated and therefore capable of assessing the merits of, and risks associated with, entering into the Agreement and of independently determining whether the same is appropriate or proper for it;

(b)	the Parties have had adequate opportunity and means to retain counsel to represent their interests and advise them with respect to the implications, risks and consequences of entering into the Agreement; and

(c)	the allocation of risk(s) herein, which the economic bargain also represented by the Agreement takes direct account of, is an essential element of the meeting of minds which execution of the Agreement is to give effect to.

1.4	In the Agreement:

(a)	any phrase introduced by the terms including, include, in particular, for example or any similar expression(s) shall be construed as illustrative and, in each instance, be deemed to be followed by the words, “without limitation”;

(b)	a person includes an individual, a body corporate, unincorporated association of persons (including a partnership), government, state, agency, organisation and any other entity whether or not having separate legal personality;

(c)	the terms will, must and shall are expressions of command or obligation and not merely expressions of future intent or expectation; and

(d)	the words hereof, herein and hereunder refer to this MSA or a particular Order Form, as applicable in the context, as a whole rather than to any particular provision, Clause, Paragraph or section of such agreement.

1.5	References in the Agreement to compliance with applicable law or regulation shall mean any existing or future laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees by any governmental or regulatory body, commission or agency purporting to have jurisdiction over Komainu, Komainu’s Affiliates (where relevant), or the Client, as the same may be amended from time to time, and shall include:

(a)	compliance with lawful directions and/or instructions of a competent regulator with respect to which it is reasonably believed by a Party to be mandatory for it to comply;

(b)	compliance with relevant export controls; and

(c)	in the case of AML Obligations, include:

(i)	measures in force against Sanctioned Persons;

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(ii)	the ‘travel rule’ promulgated by the Financial Action Task Force, and as implemented by any relevant authority; and

(iii)	prompt and candid disclosure to Komainu as to whether any of the Client’s ultimate beneficial owners, investors or those exercising de facto Control in respect of the Client are, were or have become a politically exposed person (or such similar term or classification) under any applicable law and regulation.

1.6	Headings in the Agreement are inserted for convenience and shall not affect its construction.

1.7	Unless otherwise specified, references in:

(a)	this MSA to Clauses, Appendices and Paragraphs are to clauses and the appendices of, or to, this MSA and to paragraphs within such Appendices (which Appendices, for the avoidance of doubt, form part of this MSA); and

(b)	in an Order Form to Clauses, Schedules and Paragraphs are to clauses and the schedules of, or to, that Order Form and to paragraphs within such Schedules (which Schedules, for the avoidance of doubt, form part of the Order Form concerned).

1.8	A reference to a particular law, statutory instrument or regulation is a reference to it as the same may be amended, extended, or re-enacted from time to time and, in the case of any law, includes any subordinate legislation for the time being in force made pursuant to it.

1.9	Any consent or approval of a Party required under the Agreement shall be required to be obtained before the act or event to which it applies is carried out or done and shall be effective only when the consent or approval is given in writing.

1.10	Words denoting an obligation on a Party to do any act, matter or thing, include an obligation to procure that it be done and words placing a party under a restriction include an obligation not to permit or allow infringement of such restriction.

1.11	In the Agreement, unless the context otherwise requires:

(a)	a reference to one gender shall include a reference to the other genders;

(b)	words in the singular include the plural and vice-versa; and

(c)	any act, matter or thing under this Agreement that falls on a day that is not a Business Day, shall be done on the next Business Day.

2.	STRUCTURE OF AGREEMENT

2.1	Framework: This MSA establishes the contractual framework for the provision of Services by Komainu to the Client and is structured so that the Parties may enter into individual Order Forms from time to time, in accordance with the procedures further detailed below in this Clause 2. It is acknowledged and agreed that this MSA and all individual Order Forms constitutes a single agreement between the Parties.

2.2	Order Forms – Discretionary: Entry into this MSA and any one or more Order Forms shall carry with it no obligation on the part of Komainu to:

(a)	enter into any further Order Forms; or

(b)	to agree to a Renewal Period in connection with a subsisting Order Form.

2.3	Order Form – Custodial Services: Neither Komainu (nor its Affiliates) shall be obliged to provide (and shall accordingly have the right (in their sole discretion) to suspend the provision of) the Services (or any part thereof) unless the Client has entered into an Order Form for Custodial Services in accordance with this MSA and such Order Form remains in full force and effect.

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3.	LIMITATIONS OF APPOINTMENT

3.1	No Advice: Nothing contained in the Agreement, nor any Materials or information otherwise provided by Komainu to the Client in connection with the Agreement shall be construed to constitute advice of any nature provided by Komainu to the Client in connection with the merits, suitability or risks of its:

(a)	receipt of the Services (or any part thereof);

(b)	acquiring, holding and/or divesting itself of Assets; or

(c)	doing otherwise with its Assets,

in any jurisdiction and Komainu accepts no liability for any responsibility for loss or damage caused to the Client as a result of any reliance placed thereon.

3.2	No Credit Obligation: Nothing in the Agreement shall oblige Komainu to in any way extend credit or grant a financial accommodation in connection with any Sum Due (or otherwise).

3.3	Non-Exclusivity and Other Interests:

(a)	Without prejudice to the need for any appropriate Permits, nothing in the Agreement shall prevent Komainu and its Affiliates from:

(i)	dealing as principal or agent in the sale or purchase of Assets to or from the Client, other client(s) of Komainu or of other third-parties;

(ii)	acting in any capacity for any other person;

(iii)	engaging in any other business, activities or commercial arrangements with other persons, including as may be in competition with the Client; or

(iv)	from buying, holding and dealing in any Assets for its own account or for the account of other clients or other third-parties, notwithstanding that the same or similar Assets may be held or dealt in by or for the account of the Client, and Komainu shall not be deemed to be affected by notice or to be under any duty to disclose to the Client information which has come into Komainu’s possession as a result of any such aforementioned arrangement(s).

(b)	The Client acknowledges and agrees that:

(i)	Komainu and its Affiliates may have interests which are separate from Komainu’s role in connection with the Agreement and the transactions it contemplates; and

(ii)	subject to their compliance with prevailing law or regulation, Komainu and its Affiliates may act in their own interests in relation to any transaction (other than, in the case of Komainu, where it acts specifically for the Client and only the Client under the Agreement).

(c)	Komainu and its Affiliates shall not be liable to disclose or account to the Client for any profits or benefits made or derived by, or in connection with, any transactions referred to in this Clause.

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4.	ASSURANCE

4.1	Standard of Care: In performing the Services, Komainu shall exercise such care and skill to be reasonably expected of a professional custodian for hire of assets of the same type as the Assets, acting without gross negligence, wilful default or fraud, which standard of care shall be deemed effectuated and satisfied if Komainu exercises such care with respect to Client Assets as it exercises with respect to its own Assets and the Assets of its Affiliates.

4.2	Warranties: Each Party represents and warrants to the other Party that:

(a)	it has the legal right, power and authority and has obtained all necessary Permits, consents and authorisations to enter into and carry out its obligations under the Agreement;

(b)	it has executed the Agreement by duly authorised persons so as to constitute valid and legally binding obligations enforceable against it in accordance with their terms;

(c)	by entering into, and performing its obligations pursuant to, the Agreement it will not be in breach of any court order or any term (express or implied) of any contract or other obligation (including in the nature of security) binding upon it;

(d)	it has not violated or breached any law and regulation to which it may be subject, the violation or breach of which would materially impair its ability to enter into the Agreement or perform its obligations under the Agreement;

(e)	it has the necessary skills, experience and is duly qualified to discharge its obligations under the Agreement; and

(f)	it is able to discharge its liabilities as they fall due and that, having regard to its prospects, intended management and the amount and character of the financial resources that will be available to it, the Party concerned will be able to continue to carry on business and discharge its liabilities as they fall due for a period of not less than twelve (12) months.

4.3	Corrections: Each Party undertakes to promptly inform the other Party by notice in the event of becoming aware that any of the warranties it has given contained in Clause 4.2 should no longer be correct.

4.4	Warranty Indemnity: Each Party indemnifies (and shall keep indemnified) the other Party, its Personnel and Affiliates from and against any and all Losses which they may incur as a result of any of the warranties it has given in Clause 4.2 no longer being correct in respect of any period during which the Agreement subsists.

4.5	Propriety: Each Party undertakes to the other Party that at all times during the subsistence of the Agreement it:

(a)	shall not use the Services or Materials to knowingly engage in, or support, any activity:

(i)	prohibited under applicable law or regulation; and/or

(ii)	which interferes with, damages or disrupts the performance and/or condition of the services which Komainu can deliver; and

(b)	will conduct itself in compliance with all applicable laws and regulations applicable to it (including AML Obligations).

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4.6	Rectitude: Each Party undertakes to the other Party:

(a)	to act diligently and in good faith; and

(b)	to use its reasonable efforts and judgment and all due care and skill,

in complying with its obligations under the Agreement.

5.	ONBOARDING

5.1	Adherence: To the extent not already completed pursuant to another Order Form, the Parties shall comply with the Onboarding Procedures in relation to the appointment of Komainu to provide the Services.

5.2	Information:

(a)	The Client undertakes to provide, or procure the provision to, Komainu of such information concerning the Client and its Assets as Komainu may reasonably request in connection with the performance of the Services. The Client further undertakes to provide, or procure the provision of, any and all information relating to its Assets and any transaction carried out by the Client pursuant to the Services provided by Komainu, as Komainu may reasonably request or require for the purposes of complying with all applicable laws and regulations (including any AML Obligation), and the Client consents to any disclosure of such information in respect of the Client by Komainu as required under any applicable laws and regulations( including any AML Obligation).

(b)	The Client:

(i)	authorises Komainu to contact; and

(ii)	shall procure the assistance of,

any administrator, manager, investment manager, adviser or other service provider appointed by or on behalf of the Client in order for Komainu to obtain such information contemplated in Clause 5.2(a) as Komainu may reasonably require or which may, in Komainu’s reasonable opinion, be beneficial in connection with the discharge of Komainu’s responsibilities under the Agreement.

5.3	Commitment: Without prejudice to Clauses 5.1 and 5.2, the Client:

(a)	shall ensure that the information provided to Komainu in relation to the Agreement remains accurate, complete and up to date at all times;

(b)	acknowledges that it assumes sole responsibility for the accuracy, completeness and correctness of the information provided by it (or on its behalf) to Komainu during the subsistence of the Agreement;

(c)	acknowledges that neither Komainu nor any of its Affiliates will be responsible to (or be liable for any Losses suffered by) any party as a result of any inaccurate, incomplete or incorrect information provided by (or on behalf of) the Client under the Agreement; and

(d)	shall promptly (and in any event within five (5) Business Days) notify Komainu of any material changes in the Client’s structural or governance arrangements, business purposes or Controllers.

6.	PROPER INSTRUCTIONS

6.1	Authentication: The Security Procedures shall set out the security and authentication controls and procedures relevant to the Services (“Authentication Procedures”) in order that Komainu may verify that Proper Instructions have been originated from the Client.

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6.2	Purpose: The Client acknowledges that the Authentication Procedures are designed solely to verify the source and legitimacy of an instruction from the Client and not to:

(a)	detect errors in the content of an instruction;

(b)	prevent duplication;

(c)	prevent contradiction within an instruction or between instructions;

(d)	qualitatively assess the validity, suitability, merits, necessity or appropriateness of an instruction; or

(e)	determine if an instruction is in compliance with applicable law or regulation.

6.3	Safeguarding: The Client shall safeguard any Authentication Procedure which Komainu makes available to it. The Client undertakes to inform Komainu immediately in the event that the Client believes that any aspect of an Authentication Procedure may have been compromised.

6.4	Reliance: Komainu will be entitled to rely upon successful authentication in accordance with the Authentication Procedures as conclusive evidence of:

(a)	the identity and authority of the instructing individual to act on behalf of the Client;

(b)	the instructions provided by that individual as Proper Instructions; and/or

(c)	any determination or any action by the Client.

6.5	Oral Instructions: The Client acknowledges that in no circumstances may Proper Instructions be given orally.

6.6	Standing Instructions: A Proper Instruction may be a standing instruction in accordance with its terms, which instruction shall continue in force until such time as Komainu has received, and had reasonable time to act upon, a further Proper Instruction amending, superseding or terminating the earlier Proper Instruction.

6.7	Purported Instructions: Any purported Proper Instruction received by Komainu in accordance with an Authentication Procedure or otherwise reasonably believed by it to be a Proper Instruction shall be deemed to have originated from the Client and shall constitute a Proper Instruction.

6.8	Incomplete Instructions: Komainu shall have no obligation to act in accordance with a Proper Instruction to the extent that such Proper Instruction is incomplete or unclear.

6.9	Ultra Vires Instructions: Komainu shall have no obligation to act in accordance with a Proper Instruction to the extent that such Proper Instruction is regarded by Komainu, acting reasonably, as being in conflict with:

(a)	applicable law or regulation;

(b)	the Security Procedures; or

(c)	the provisions of the Agreement.

6.10	Notification: Komainu shall notify the Client as soon as reasonably practicable of any decision it takes not to comply with all or part of an instruction from the Client which is subject to the application of Clauses 6.8 or 6.9 above and the reasons therefor (unless prevented by any applicable law or regulation from so doing).

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6.11	Indemnity: The Client indemnifies (and shall keep indemnified) Komainu and Komainu’s Personnel from and against any and all Losses which they may incur as a result of:

(a)	their acting on Proper Instructions;

(b)	any delay, mis-delivery or error in transmission of any Proper Instructions; or

(c)	their acting, in good faith, upon any forged or unauthorised document or signature.

7.	COMPLIANCE WITH LAW

7.1	Compliance with Client Permits: Komainu shall:

(a)	at all times during this subsistence of the Agreement, act in accordance with any conditions or requirements which are specified within or as part of any Permit which is essential for the conduct of the Client’s business; and

(b)	provide the Client upon its request with all such information, explanations and reports as may reasonably be required of Komainu in relation to the discharge of its duties hereunder in order for the Client to comply with its regulatory obligations, in each case PROVIDED THAT:

(A)	Komainu is notified in advance of any such relevant conditions or requirements (and any changes to them); and

(B)	any such relevant conditions or requirements (and any changes to them) do not conflict with law or regulation applicable to Komainu or the provisions of the Agreement.

7.2	Regulatory obligations:

(a)	The Client acknowledges that Komainu’s duties to the Client under the Agreement are subject, at all times, to any supervening requirement of applicable law, regulation and the Security Procedures.

(b)	To the extent that Komainu is required to act in any way which is inconsistent with the Client’s instructions or requirements pursuant to the application of Clause 7.2(a) above, Komainu shall (to the extent it is legally permitted to do so) notify the Client promptly, outlining, in reasonable detail, the reason why Komainu is taking the action it is taking.

(c)	The Client acknowledges that Komainu and its Personnel may be required to report transactions that raise a suspicion of unlawful conduct and the identity of the Client and details of Assets to relevant law enforcement agencies or regulatory authorities (and that, in such circumstances, it is likely that Komainu would be prevented by law from informing the Client of such disclosure(s)).

(d)	If the application of the applicable law, regulation or Security Procedures should be unclear in the particular circumstances, the required actions of Komainu shall be for Komainu to judge, acting in good faith and in accordance with the standard(s) of care set out in the relevant Order Forms for the classes of Services concerned.

(e)	Notwithstanding any other provision of the Agreement to the contrary, Komainu shall not be liable to the Client in respect of any action or omission of Komainu (whether nominally in breach of the Agreement or otherwise) taken, omitted to be taken or which Komainu desists from taking further:

(i)	in compliance with this Clause 7.2; or

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(ii)	(otherwise) pursuant to commercially reasonable risk management procedures.

7.3	Legal and Regulatory Changes:

(a)	Recognition: The Client acknowledges that digital-assets are a comparatively new asset-class and that the legal and regulatory environment concerning their ownership, custody and transfer is in a state of development and evolution.

(b)	Notification to Client: In the event of a change in law or regulation applicable in the context of Assets which:

(i)	materially impairs Komainu’s ability to perform the Services, or any class of Services, pursuant to the Agreement; or

(ii)	results in a materially increased cost burden or material reduction in commercial margin for Komainu,

Komainu shall notify the Client as soon as reasonably practicable (and, where possible, in advance of the change in law or regulation becoming effective).

(c)	Negotiation: Following delivery of such notification to the Client, the Parties shall, in good faith, negotiate amendments to the Agreement to appropriately account as between them for the impact (both in terms of financial and risk impact) of the anticipated change in law or regulation, it being agreed that it is the Parties’ intention with respect to such amendment(s) that:

(i)	Komainu shall be entitled to pass on to its clients, including the Client (by way of an increased Service Fee) the cost of compliance with any such change in applicable law or regulation;

(ii)	the Client shall not be disproportionately prejudiced by any increase in Service Fee under the Agreement relative to the treatment received by Komainu’s other clients; and

(iii)	the amendments shall focus only on the rights and obligations of the Parties under the Agreement which are affected by the relevant change in applicable law or regulation, and shall not be used as a catalyst to effect broader commercial changes to the balance of risk and reward for the Parties under the Agreement.

8.	FINANCIAL MATTERS

8.1	Remuneration:

(a)	Each Order Form will specify the Service Fee due and payable by the Client to Komainu in respect of the Services provided under that Order Form.

(b)	The provisions of this Clause 8 shall apply in respect of each such Service Fee.

8.2	Expenses:

(a)	The Client shall reimburse Komainu for the following (together, “Expenses”):

(i)	all reasonable out-of-pocket expenses (including reasonable charges for non-local telephone calls, postage, printing and publication costs) incurred by Komainu in connection with the performance of its obligations under the Agreement; and

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(ii)	any and all third-party costs incurred by Komainu in connection with enforcement of its rights under the Agreement (including reasonable lawyers’ fees and disbursements).

(b)	Unless agreed otherwise under an Order Form, Expenses arising shall be invoiced to the Client on a monthly basis as and when incurred (or, if earlier, agreed to be incurred).

8.3	Invoicing:

(a)	Komainu may only issue invoices for a Sum Due in the Chosen Currency and in accordance with:

(i)	the financial provisions schedule detailed in the relevant Order Form; and/or

(ii)	this MSA.

(b)	The Client will pay a Sum Due to which a validly issued invoice relates, within thirty (30) calendar days after the receipt of the relevant invoice (“Due Date”).

8.4	Settlement:

(a)	Payment of any Sum Due shall be made by transfer into Komainu’s nominated bank account.

(b)	The Client undertakes that all payments of Sums Due will be made to Komainu from an account in the Client’s name (or in the name of an Affiliate of the Client, such Affiliate as pre-advised to Komainu) which, in each case, shall be with a reputable bank reasonably acceptable to Komainu.

8.5	Payment Defaults:

(a)	Komainu may charge interest in respect of any Sums Due which are not paid by the Due Date, at a rate per annum of the higher of: (i) any applicable statutory default interest rate; or (ii) four percent (4%) above Barclays Bank Plc’s base rate, such interest to be calculated on a daily basis from the date the payment becomes overdue until the date payment of the relevant Sum Due to Komainu is made in full.

(b)	Without prejudice to Clause 8.5(a), if any Sum Due should remain unpaid (in whole or in part) more than thirty(30) calendar days after the relevant Due Date, Komainu shall have the right to suspend all or part of the Services provided to the Client under the Agreement until the Sum Due is paid in full.

8.6	Set-Off:

(a)	The Client may not make deductions from any Sums Due in respect of any claim by the Client against Komainu under the Agreement or otherwise.

(b)	With prior notice to the Client, Komainu may set-off any amounts owed to Komainu by the Client against any amounts owed by Komainu to the Client. For the purposes of the foregoing, if any obligation of the Client is unliquidated or unascertained, Komainu may set-off an amount estimated by it in good faith to represent the amount of the obligation.

8.7	Taxes:

(a)	Exclusivity:

(i)	All Sums Due are exclusive of any tax, levy or similar charge that may be assessed by any jurisdiction or whatever authority that has a power to tax and whether based on gross revenue, the delivery, possession or use of the Services or Materials, the execution or performance of the Agreement or otherwise.

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(ii)	In particular, all Sums Due shall be exclusive of any value-added tax and/or any goods and services taxes, sales or use taxes, or any other similar tax in any relevant jurisdiction. To the extent that any of such value-added or similar taxes are chargeable, the Client shall, in addition to any amount expressed under the Agreement to be payable by it, pay to Komainu such taxes (save to the extent that the Client provides Komainu with any and all documentation necessary to qualify for an exemption or exclusion from such taxes).

(b)	Withholding and Grossing-Up:

(i)	If under any applicable law the Client is required to withhold any tax on any Sums Due, the amount of the relevant payment will be automatically increased to an amount which (after withholding or deduction) leaves an amount remitted to Komainu (net of all taxes) which is equal to the payment which would have been due to Komainu if no withholding or deduction had been required.

(ii)	The Client will promptly furnish Komainu with the official receipt of payment of such taxes to the appropriate tax authority.

(c)	Responsibility:

(i)	Komainu is not responsible for the payment or other discharge of any obligations imposed on the Client in connection with its Assets (or otherwise) by the tax law of any jurisdiction.

(ii)	The Client shall withhold, collect, report and remit all taxes due in respect of its Assets to the relevant authorities.

(iii)	Notwithstanding Clauses 8.7(c)(i) and 8.7(c)(ii), Komainu shall be permitted, and is hereby irrevocably authorised and directed by the Client for the duration of the Agreement, to sign, in the name and on behalf of the Client (and without further recourse to the Client), any affidavits, certificates of ownership and other certificates and documents relating to its Assets (and file or lodge the same), which are or may be required by any tax or regulatory authority having jurisdiction in respect of such Assets. Notwithstanding such authorisation, there shall be no compulsion or inference of obligation upon Komainu so to do.

(d)	Tax Indemnity: The Client indemnifies (and shall keep indemnified) Komainu from and against the payment of:

(i)	all value-added or similar taxes (and any related penalties and interest) that may arise from the payment of Sums Due; and

(ii)	all taxes (and any related penalties and interest) that may be assessed and levied against Komainu in respect of the Assets of the Client.

9.	INTELLECTUAL PROPERTY

9.1	Non-interference: The Client shall not:

(a)	modify, disassemble, decompile, reverse-engineer, copy or otherwise attempt to derive source code or other trade secrets from (or about) any Materials; or

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(b)	tamper with or modify the Materials (including the security mechanisms within such Materials) or otherwise interfere with or disrupt the integrity, operation or performance of any Materials.

9.2	Conditions: In the event that consent pursuant to Clause 11.5(a) is given to the Client by Komainu, the Client acknowledges that such consent would (and shall only) be issued on the conditions that:

(a)	Komainu’s IP Rights are referenced and used in accordance with applicable intellectual property laws;

(b)	proper attribution is given to Komainu as owner of the relevant IP Rights;

(c)	the relevant IP Rights of Komainu are not altered or obscured when referenced; and

(d)	utilisation of Komainu’s IP Rights is not undertaken in any manner which is likely to suggest to a reasonable observer that Komainu endorses the service offering of the Client (or of any third-party), whether or not such aforementioned conditions are reiterated separately (in any form or medium) at the time of the giving of the consent concerned.

9.3	Feedback: The Client acknowledges that Komainu shall own information (including all IP Rights subsisting therein) relating to the Services provided in any medium by the Client to Komainu. Komainu shall be entitled to unrestricted use and dissemination of such feedback for any purpose, commercial or otherwise, without acknowledgement or compensation to the Client being due in respect thereof.

10.	LIMITATION

10.1	DISCLAIMER: THE CLIENT ACKNOWLEDGES THAT THE SERVICES AND MATERIALS ARE EACH PROVIDED "AS IS". ACCORDINGLY, AND WITHOUT PREJUDICE TO ANY LIABILITY WHICH MAY ACCRUE TO KOMAINU AS A RESULT OF A FAILURE TO COMPLY WITH ITS OBLIGATIONS AS SET OUT IN THE AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW OR REGULATION, KOMAINU SPECIFICALLY DISCLAIMS ANY AND ALL LIABILITIES ARISING OUT OF OR IN CONNECTION WITH THE SERVICES OR MATERIALS.

10.2	EXCLUSION: TO THE EXTENT PERMITTED BY APPLICABLE LAW OR REGULATION AND SAVE AS OTHERWISE EXPRESSLY PROVIDED UNDER AN ORDER FORM, ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE SERVICES AND MATERIALS (IN EACH CASE, WHETHER EXPRESS OR IMPLIED), ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY KOMAINU, OR HOWSOEVER OTHERWISE (INCLUDING ANY IMPLIED WARRANTIES WHICH CAN BE EXCLUDED LAWFULLY) ARE HEREBY EXCLUDED FROM THE AGREEMENT.

10.3	Limitation: Save to the extent otherwise agreed under an Order Form, the following limits on liability shall apply to the Agreement:

(a)	subject to the limitations and exclusions outlined in this Clause 10.3, Komainu’s (and its Affiliates’) liability arising out of or relating to this Agreement will be limited to solely those damages that are caused directly by Komainu’s failure to satisfy the Standard of Care;

(b)	notwithstanding anything to the contrary in the Agreement, the limitations of liability contained in this Clause 10.3 shall not operate to exclude (or purport to exclude) liability in circumstances where, or to the extent that, to do so would be contrary to applicable law or regulation;

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(c)	the limitations of liability contained in this Clause 10.3 shall not operate to exclude (or purport to exclude) a Party’s liability for Losses caused by that Party’s own gross negligence, wilful misconduct, or fraud;

(d)	in no event shall Komainu (or its Affiliates) be liable for any reduction in the value of Assets, as expressed in any currency or in another value that substitutes for currency;

(e)	in no event shall Komainu (or its Affiliates) be liable for any Losses suffered or incurred due to an event (or series of connected events) which could reasonably be considered to be outside of its control;

(f)	in no event shall Komainu (or its Affiliates) be liable for any indirect or consequential Loss, loss of profits, contract, revenue, cost, opportunity, anticipated savings, business and/or goodwill, in each case, arising out of or in connection with the Agreement, even if that loss or damage was reasonably foreseeable or Komainu (or its Affiliates) was aware of the possibility of that loss or damage arising;

(g)	to the extent that Komainu (or its Affiliates) is liable given the limitations and exclusions outlined in this Clause 10.3, Komainu’s (or its Affiliates’) liability to the Client in the case of Theft shall be limited to the higher of the Service Fees (paid and/or payable) by the Client in respect of the twenty-four (24) month period immediately preceding the Theft, or the actual amount received by Komainu under its insurance policies maintained, if any, for the Theft, or related to such claim, which shall be prorated across all clients impacted by such Theft;

(h)	other than in the case of Theft, where the provisions of Clause 10.3(g) above shall apply, to the extent that Komainu (or its Affiliates) is liable given the limitation and exclusions outlined in this Clause 10.3, Komainu (or its Affiliates) shall not be liable to the Client (whether arising in contract, tort (including negligence), breach of statutory duty or howsoever otherwise) for any sum which would result in Komainu’s (or its Affiliates’) total liability under this Agreement to exceed the Service Fees (paid and/or payable) by the Client in respect of the twelve (12) month period immediately preceding the event (or series of connected events) giving rise to the liability hereunder.

10.4	Alleviation: Notwithstanding anything to the contrary in the Agreement, Komainu shall be relieved of any liability in respect of a failure to comply with an obligation upon it under the Agreement to the extent that:

(a)	in so failing to comply with an obligation upon it hereunder, Komainu is acting upon the advice of its professional advisors in relation to a matter of law, regulation and/or market practice;

(b)	Komainu is required to comply with any order of court issued by a court or directive of a regulator, in each case of competent jurisdiction over Komainu;

(c)	it is prevented from so complying due to:

(i)	a failure by the Client to comply with its obligations hereunder, including to provide information and Proper Instructions to Komainu in a timely manner; or

(ii)	the acts or omissions of a third-party, including transaction counterparties, in respect of whom Komainu and its Affiliates have no control,

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provided always that Komainu promptly notifies the Client of any such perceived failing by the Client and/or third-party, and uses all reasonable endeavours to minimise the impact of such failure(s); or

(d)	the Client’s own negligence (or that of its Affiliates) contributed to the Client’s Losses resulting from Komainu’s failure to comply with its obligations under the Agreement.

10.5	Force Majeure: A Party (the “Affected Party”) shall not be responsible for the Losses of the other Party or for any failure to comply with the Affected Party’s obligations under the Agreement (or any part thereof) if such Losses or failure is caused by, or is directly or indirectly due to circumstances beyond the reasonable control of the Affected Party (including industrial action or strike action; currency restrictions; suspension or disruption of the normal procedures and practices of, or disruption of the infrastructure of, any settlement provider, clearing house, distributed ledger technology network, securities market or exchange; acts, omissions or insolvency of a third party; failure of a material utility supply; war damage; terrorist action; the act of any governmental agency or other competent authority; riot; pandemic or epidemic; fire; or flood lock-out), provided that the Affected Party shall:

(a)	notify the other Party in a timely manner of the occurrence of a perceived force majeure event and its anticipated duration and impact; and

(b)	use reasonable efforts to minimise the effects of the same.

10.6	Limited Recourse and Non-petition: Notwithstanding anything to the contrary in the Agreement, and acknowledging that Komainu provides (and intends to provide) services in the nature of the Services to a multiplicity of clients, the Client hereby agrees that:

(a)	in relation to any claims against Komainu under the Agreement, it shall not, in any event, have any recourse to, or claim against, any Assets of third parties, including other clients of Komainu; and

(b)	without prejudice to any debt or other obligation of Komainu which would otherwise (but for this Clause 10.6(b)) have entitled the Client to seek Komainu’s winding-up or to institute insolvency proceedings, it irrevocably waives any entitlement to institute (or join with any person in instituting) insolvency proceedings of any kind in any jurisdiction in connection with Komainu.

11.	CONFIDENTIALITY

11.1	Undertakings: Each Party receiving Confidential Information (being, the “Receiving Party”) undertakes to the other Party disclosing Confidential Information (being, the “Disclosing Party”) that:

(a)	it will use Confidential Information received from the Disclosing Party only as is reasonably necessary for the purposes of the Agreement and in accordance with the terms of the Agreement; and

(b)	save as envisaged in Clause 11.1(a), it will not (and it will procure that its Personnel will not), during the subsistence of the Agreement or at any time thereafter, directly or indirectly:

(i)	make to any person any untrue statement relating to the other Party, an Affiliate or Controller thereof or to their respective affairs; or

(ii)	use, copy or communicate to any person any Confidential Information whenever and howsoever received or obtained by it in any capacity.

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11.2	Exceptions: Notwithstanding Clause 11.1(b)(ii), the Receiving Party shall not be prohibited from disclosing Confidential Information:

(a)	the disclosure of which is authorised by the Disclosing Party;

(b)	required to be disclosed to a third-party service provider, for any third-party services which the Client is in receipt of, or requests from time to time;

(c)	which is in the public domain at the time of such disclosure (otherwise than by virtue of an unauthorised disclosure by the Receiving Party);

(d)	which was rightfully disclosed to the Receiving Party by a third party (not being known to the recipient to be subject to obligations of confidentiality in respect thereof);

(e)	which was independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party; or

(f)	the disclosure of which is required by law, regulation, a court of competent jurisdiction, a regulatory body or by the rules of a relevant stock exchange, other listing venue or a digital-asset exchange which is compliant with the Security Procedures.

11.3	Assistance: In the event of a disclosure of Confidential Information being required in accordance with Clause 11.2(f), the Receiving Party shall:

(a)	draw the attention of the relevant authority to the need for appropriate confidential treatment to be afforded to the Disclosing Party’s Confidential Information; and

(b)	reasonably co-operate with the Disclosing Party (at the Disclosing Party’s own expense) in any attempt that the Disclosing Party may make in connection with obtaining reliable assurance from the relevant authority in such regard.

11.4	Return: On request, and in any case upon expiry or termination of this MSA and/or an Order Form (as applicable), the Receiving Party shall, return to the Disclosing Party (or, at the Disclosing Party’s request, destroy) any documents and materials in its possession or control which contain any of the Confidential Information of the Disclosing Party, provided that the Receiving Party may retain documents and materials containing Confidential Information to the extent: (a) required by law, regulation or the rules of a relevant stock exchange or other listing venue or exchange, or the Receiving Party’s own compliance policies; or (b) retained or captured by the Receiving Party’s automated backup processes (in respect of which retained Confidential Information, the provisions of this Clause 11 shall continue to apply).

11.5	Press Releases, Media Releases, Blogs and Public Comment:

(a)	Except to the extent required as part of a mandatory regulatory disclosure, neither Party shall issue, make, commission or otherwise procure any press or media release, public statement or public comment (in any form, including via social media), related to the subject-matter of the Agreement, or which contains reference to the other Party or any of its Affiliates (or the other Party’s brand, logo or IP rights) without the other Party’s prior written consent (whether or not, for the avoidance of doubt, the consent of such other Party should also be required pursuant to this Clause 11).

(b)	In the event of a request by a third party for a Party to publicly comment on any matter related to the subject-matter of the Agreement, in the absence of agreement to the contrary between the Parties at the relevant time, any response to such request must be made in a manner consistent, in all material respects, to information which, at the time of the response, is publicly available.

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11.6	Violations: The Receiving Party shall promptly notify the Disclosing Party in writing upon its becoming aware of any loss, access, use or disclosure of Confidential Information in violation of the provisions of the Agreement. In such circumstances the Receiving Party shall take all appropriate measures to mitigate the impact thereof and to prevent any recurrence.

12.	PERSONAL DATA PROCESSING

12.1	The Parties shall comply with their respective obligations under the data processing agreement set out in the APPENDIX (Data Processing Agreement), together with any additional terms and conditions relevant to Processing Personal Data included in the Order Form.

13.	NON-SOLICITATION OF PERSONNEL

13.1	Each Party undertakes with the other that (in addition to its other obligations under the Agreement and to any restrictions imposed on it by law), unless consented to by the other Party, it will not, and will procure that its Affiliates do not, directly or indirectly, whether alone or in conjunction with any other person, firm or company, during the course of the Agreement and for a period of twelve (12) months:

(a)	after its termination (howsoever occurring, including, for the avoidance of doubt, as a result of unlawful termination by either Party); or

(b)	after the relevant member of Personnel ceases to be engaged in any capacity by the other Party,

canvass or solicit the engagement of, or engage with (in any capacity), any member of Personnel of the other Party who by reason of their seniority, or knowledge of the Confidential Information of the other Party, or knowledge of or influence over, the Affiliates of the other Party is likely to be able to assist or benefit the first Party in competition with the other Party.

13.2	Each Party acknowledges that the restrictive covenant contained in Clause 13.1 is reasonable and necessary to protect the legitimate interests of the other Party and its Affiliates.

14.	TERMINATION

14.1	MSA Duration: This MSA is effective from its execution and shall remain in full force and effect until terminated in accordance with Clause 14.2.

14.2	MSA Termination: This MSA shall, and without further action being required on the part of either Party being required, terminate immediately upon there being no Order Form then in subsistence.

14.3	Order Form Termination (Effect): Termination of a particular Order Form shall not affect the continuation of:

(a)	this MSA; or

(b)	any other Order Form then in force.

14.4	Order Form Termination (No Fault): Any Order Form may be terminated (in whole or in part):

(a)	On Notice by Komainu: by Komainu, without incurring any further liability, upon the expiration of not less than three (3) months’ written notice of termination to the Client, to expire at any time;

(b)	On Notice by Client – Expiry of Initial Term: by the Client, without incurring any further liability, upon the expiration of not less than three (3) months’ written notice of termination to Komainu provided that such notice expires no earlier than the expiry of the Initial Term;

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(c)	On Notice by Client – Expiry of Renewal Term: by the Client, without incurring any further liability, upon the expiration of not less than three (3) months’ written notice of termination to Komainu provided that such notice expires no earlier than the expiry of the applicable Renewal Period;

(d)	Immediate Notice – Changes in Law and Regulation: by Komainu, without either Party incurring any further liability, immediately (or as may otherwise be provided in the Order Form) by giving written notice to the Client if Komainu, in its sole discretion, has determined that continued provision of the relevant class of Services to which the Order Form relates would result in violation of applicable law or regulation relating to either Party and:

(i)	it has not been possible for a period of not less than twenty-one (21) Business Days; or

(ii)	it is agreed by the Parties to be impracticable,

for the Parties to agree consequential amendments to the relevant Order Form as envisaged by Clause 7.3(c); or

(e)	Immediate Notice – Force Majeure: by Komainu, without Komainu incurring any further liability, immediately (or as may otherwise be provided in an Order Form) by giving written notice to the Client if a force majeure event, as described in Clause 10.5, should have continued for a period of not less than forty-five (45) consecutive Business Days.

(f)	Immediate Notice – Dormant Account: by Komainu, without Komainu incurring any further liability, immediately (or as may otherwise be provided in an Order Form) by giving written notice to the Client, if the Client does not utilise the Services set out in an applicable Order Form for a period of 12 (twelve) months from the effective date of such Order Form.

14.5	Order Form Termination (Fault):

(a)	Immediate Notice by Komainu: Without prejudice to any other right or remedy it may have against the Client under the Agreement, Komainu may terminate any or, in its discretion, all Order Form(s), immediately (or, in relation to any given Order Form, as otherwise provided in that Order Form) by giving written notice to the Client if Komainu, in its sole discretion, has reasonably and in good faith determined that:

(i)	any information provided by the Client during the application of the Onboarding Procedures are incomplete, false and/or inaccurate in a material respect or material information was withheld during the application of the Onboarding Procedures;

(ii)	any representation, warranty, agreement or undertaking made by (or on behalf of) the Client to Komainu (whether under or in relation to the Agreement or otherwise) or any other material statement made by (or on behalf of) the Client in or in relation to the same is incomplete, false and/or inaccurate in any respect at the time when made or thereafter at any time becomes incomplete, false and/or inaccurate in any respect and the Client fails to inform Komainu of the true position as soon as reasonably practicable;

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(iii)	the Client has failed to promptly provide the information and/or documents requested by Komainu in order for Komainu to comply with any applicable law or regulation;

(iv)	any investigation, claim, action or proceeding of any nature is commenced against the Client (including any investigation into suspected market abuse, manipulation or other criminal conduct), or steps are taken by any person to enforce any security against the Client;

(v)	there are reasonable concerns in relation to the Client’s creditworthiness or financial status;

(vi)	the Client has:

(A)	breached the Security Procedures; or

(B)	(otherwise) taken, or sought to take, actions designed to circumvent the Security Procedures or to reduce its effectiveness;

(vii)	such termination is necessary as a consequence of the considerations referenced in Clause 7.2;

(viii)	the Client has conducted or participated in conduct which has, or could (in the reasonable opinion of Komainu) be expected to have, a material adverse effect upon Komainu’s business or reputation; or

(ix)	any of the circumstances set out under Clause 14.5(a)(i) to Clause 14.5(a)(viii) above are likely to happen.

(b)	Immediate Notice by either Party: Without prejudice to any other right or remedy a Party (the “Notifying Party”) may have against the other under the Agreement, the Notifying Party may terminate all Order Forms immediately (or, in relation to any given Order Form, as otherwise provided in that Order Form) by giving written notice to the other Party in the event of any of the following occurring at any time during the subsistence of any Order Form:

(i)	the other Party commits any material breach (or series of breaches which, together, constitute a material breach) of the terms of any Order Form and, where such breach is capable of remedy, the other Party fails to remedy such breach within twenty-one (21) Business Days after service of a written notice from the Notifying Party specifying the breach and requiring it to be remedied;

(ii)	the other Party passing a resolution, or the court making an order, that such other Party be wound up or made bankrupt;

(iii)	a liquidator, trustee in bankruptcy, receiver, administrative receiver, manager or administrator is appointed in respect of all or a material part of such other Party’s business or assets; or

(iv)	the other Party enters into any composition or arrangement with its creditors.

14.6	Rights at Law: The rights of a Party to terminate this MSA or any Order Form under this Clause 14 are without prejudice to any other termination rights that such Party might have at law.

14.7	Accrued Rights:

(a)	Termination of this MSA or any Order Form, howsoever arising, shall be without prejudice to the rights, duties and liabilities of the Parties accrued prior to termination.

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(b)	Komainu shall be entitled to receive all Service Fees and other Sums Due accrued under this MSA or a terminating Order Form up to but excluding the date of termination thereof, howsoever that termination may have arisen.

14.8	Continued Effect: Provisions in this MSA or any Order Form which, expressly or impliedly, grant or give rise to continuing rights or impose or give rise to continuing obligations shall operate, survive and lawfully have effect after termination of this MSA or Order Form.

15.	NOTICES

15.1	All notices required to be served hereunder shall be in writing, in the English language, signed by the Party giving it and delivered by hand, sent by recorded mail, or sent by email, to the Party concerned.

15.2	A notice given hereunder shall have effect from the earlier of its actual or deemed receipt by the addressee. A notice shall be deemed to have been received when:

(a)	delivered by hand, at the time the notice is left at a Party’s registered or principal office for the time being;

(b)	sent by recorded mail to a Party’s registered or principal office for the time being, at the expiry of three (3) Business Days after the day of posting; and

(c)	sent by email, to the address below, or as otherwise notified by the Party receiving notice, on the Business Day sent, or the following Business Day if sent after 18:00 GMT (provided that the sender does not receive any notification of email delivery failure).

(i)	For Komainu at legal@komainu.com

(ii)	For the Client at:

C/O CoinShare Co.

437 Madison Avenue 28TH Floor

New York, NY 10022

brrrops@coinshares.co

15.3	This Clause 15 does not apply to the service of any proceedings, claim form, notice or other document(s) in any legal action.

16.	MISCELLANEOUS

16.1	Nothing in the Agreement is intended (or should be deemed) to create a partnership or joint venture, a relationship of employer or employee or of agent and principal or otherwise between the Parties (or any of their respective Affiliates). Neither Party shall hold itself out as being an agent (save as otherwise specified in the Agreement), partner or joint venture partner of the other Party or of any Affiliate thereof.

16.2	Each Party on behalf of itself and on behalf of its Affiliates acknowledges and agrees with the other Party (acting on behalf of itself and its Affiliates) that:

(a)	the Agreement together with any other documents referred to in the Agreement (together the “Transaction Documents”) constitutes the entire and only agreement between the Parties relating to the subject matter of the Transaction Documents;

(b)	neither it nor any of its Affiliates has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and its Affiliates) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

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(c)	the only remedies available to it in respect of the Transaction Documents are damages for breach of contract and, for the avoidance of doubt, it has no right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise, provided that the provisions of this Clause shall not exclude any liability which either Party would otherwise have to the other Party in respect of any statements made fraudulently by or on behalf of it prior to the execution of the Agreement or any rights which either Party may have in respect of fraudulent concealment by the other Party.

16.3	The rights and remedies provided in the Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.4	No failure on the part of a Party hereto to exercise, and no delay on their part in exercising, any right or remedy under the Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

16.5	The illegality, invalidity or unenforceability of any provision of the Agreement under the law of any relevant jurisdiction shall not affect the legality, validity or enforceability of any other provision thereunder or its legality, validity or enforceability under the law of any other relevant jurisdiction. The Parties shall use reasonable efforts to agree any revision of the Agreement, which may be necessary to meet any mandatory requirement of the law or regulatory provision applicable to any of them.

16.6	The provisions of the Agreement may be amended only by written agreement of the Parties.

16.7	Neither a Party’s rights or obligations nor the Agreement may be assigned, transferred or novated without the prior written consent of the other Party save that Komainu may, subject to any Permit as may be required, assign, transfer or novate its rights and obligations under the Agreement to an Affiliate without the Client’s prior consent. Any successors of the Parties or assignees, transferees or novatees of Komainu shall be bound by the Agreement.

16.8	The Agreement may be executed in counterparts (each of which shall be deemed an original) and which, together, shall constitute one and the same instrument.

16.9	Any signature to the Agreement transmitted or given by electronic means shall be deemed an original signature and, accordingly, be binding upon the Parties hereto to the same extent and with the same force and effect as an original (wet-ink) signature.

16.10	Save to the extent expressly provided otherwise in the Order Form, a person who is not party to the Agreement shall have no right to enforce any of its terms.

16.11	The Parties consent to telephonic or electronic recordings for security and quality of service purposes (including without the use, in any particular case, of a warning tone or notification message) and each Party acknowledges that either Party may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with the Agreement.

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17.	GOVERNING LAW, JURISDICTION

17.1	The Agreement and any matter, claim or dispute arising out of, or in connection with, its subject-matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

17.2	To the extent that either Party may, in any jurisdiction, claim for itself or its assets any immunity from suit, judgment, enforcement or otherwise (and whether on grounds of sovereignty or otherwise), such Party agrees not to claim any of the same and irrevocably waives any immunity or other entitlement of a like nature to the fullest extent permissible under the laws of the relevant jurisdiction(s).

17.3	Each Party irrevocably submits to the exclusive jurisdiction of the Courts of England and Wales as regards any matter, claim or dispute arising out of, or in connection with, the Agreement, its subject-matter or formation (including non-contractual disputes or claims).

[signature page follows]

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IN WITNESS whereof this MSA has been entered into by the Parties on the respective dates below, as of the Effective Date.

SIGNED For and on behalf of KOMAINU (JERSEY) LIMITED	) ) ) ) ) ) ) ) ) ) )	By: /s/ Anna Bettencourt Name: Anna Bettencourt Position: Director Date: September 27, 2024
SIGNED For and on behalf of COINSHARES VALKYRIE BITCOIN FUND	) ) ) ) ) ) ) ) ) ) )	By: /s/ Jean-Marie Mognetti Name: Jean-Marie Mognetti Position: Group Chief Executive Officer Date: September 27, 2024

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APPENDIX (Data Processing Agreement)

1.	DEFINITIONS

1.1	In this APPENDIX (Data Processing Agreement), and where applicable throughout the MSA, unless the context otherwise requires, the following capitalised terms shall bear the following meanings:

“Approved Sub-Processor” means each and any of:

(a)	an Existing Sub-Processor; and

(b)	a New Sub-Processor, to the extent that such person satisfies the conditions provided in Paragraph 4.5 of this APPENDIX (Data Processing Agreement) to this MSA;

“Client Personal Data” means any Personal Data Processed by Komainu, or by any Approved Sub-Processor, on behalf of any Client User, pursuant to or in connection with the Agreement;

“Contracted Processor” means Komainu and/or an Approved Sub-Processor, as the context requires;

“Controller” shall have the same meaning as contained in the Data Protection Obligations;

“Data Authority” means, as applicable:

(a)	the Information Commissioner's Office in the UK;

(b)	the Jersey Office of the Information Commissioner;

(c)	an independent public authority which is established by a member state of the EU pursuant to Article 51 GDPR; and

(d)	any similar regulatory authority responsible for the enforcement of Data Protection Obligations,

“Data Protection Obligations” means, as applicable:

(a)	the United Kingdom General Data Protection Regulation, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”);

(b)	the Data Protection Act 2018;

(c)	any other data protection or privacy laws enacted or replaced in the United Kingdom from time to time;

(d)	the Data Protection (Jersey) Law 2018; and

(e)

to the extent applicable, the data protection or privacy laws of any other country,

“Data Subject” shall have the same meaning as contained in the Data Protection Obligations;

“Existing Sub-Processor” means a third-party to which Komainu has, at the Effective Date:

(a)	delegated or outsourced all or part of the Services; and/or

(b)	transferred Client Personal Data,

in relation to the Services provided under the Agreement;

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“New Sub-Processor” means a third-party, other than an Existing Sub-Processor, to whom Komainu wishes to delegate the Processing of Client Personal Data;

“Personal Data” shall have the same meaning as contained in the Data Protection Obligations;

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Client Personal Data transmitted, stored or otherwise Processed;

“Processing” shall have the same meaning as contained in the Data Protection Obligations;

“Processing Activities” has the meaning set out in Paragraph 5.1 of this APPENDIX (Data Processing Agreement);

“Processor” shall have the same meaning as contained in the Data Protection Obligations (and, in connection with this APPENDIX (Data Processing Agreement) and any Processing undertaken pursuant to an Order Form, shall mean Komainu unless specified otherwise);

“Restricted Transfer” means:

(a)	a transfer of Client Personal Data from the Client to a Contracted Processor; or

(b)	an onward transfer of Client Personal Data from a Contracted Processor to (or between two establishments of) a Contracted Processor,

in each case where such transfer would, at the time of the transfer, be prohibited by Data Protection Obligations (or by the terms of data transfer agreements put in place to address the data transfer restrictions thereof) absent use of:

(1)	relevant Standard Contractual Clauses; or

(2)	such other mechanism to make the transfer of personal data outside of Jersey or the United Kingdom compliant with Data Protection Laws such as binding corporate rules;

and

“Standard Contractual Clauses” means the Standard Contractual Clauses for the purposes of Article 26(2) of Directive 95/46/EC set out in Decision 2010/87/EC or such other clauses which are approved from time to time by the applicable Data Authority to be used when Personal Data is being transferred cross border.

2.	PROCESSING

2.1	Komainu, as the Processor, shall (and shall procure that each of its Approved Sub-Processors shall) at all times:

(a)	comply with all applicable Data Protection Obligations in the Processing of Client Personal Data; and

(b)	not Process Client Personal Data other than on the Client’s documented instructions (which the Client undertakes to make as clear as possible), unless Processing is required by Data Protection Obligations to which the relevant Contracted Processor is subject, in which case Komainu shall inform the Client of that legal requirement before such Processing, unless that law prohibits the same on important grounds of public interest.

2.2	The Client, as Controller, authorises Komainu (and authorises Komainu to instruct each Approved Sub-Processor) to Process Client Personal Data, subject always to the relevant Contracted Processor(s) complying with the terms of this APPENDIX (Data Processing Agreement), as reasonably necessary to provide the relevant Services and Materials as contemplated in the Agreement.

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2.3	Komainu shall not transfer any Client Personal Data to a third-party to the extent that such transfer would amount to a Restricted Transfer, unless:

(a)	the Client has approved such transfer in writing;

(i)	Komainu has completed a transfer impact assessment in compliance with the Data Protection Obligations and provided it to the Client; and

(ii)	Komainu has implemented Standard Contractual Clauses in relation to such transfer (either as agent for the Customer or the Supplier entering into them in their own right using the appropriate version of the Standard Contractual Clauses) or

(iii)	has such other mechanism is in place to make the transfer compliant with Data Protection Obligations such as binding corporate rules.

2.4	The Client represents and warrants that:

(a)	the Client Personal Data it provides pursuant to or in connection with the Agreement may be lawfully Processed by Komainu for the purposes of performing the Services as envisaged under the Agreement; and

(b)	insofar as the Client is aware, the Client Personal Data provided to Komainu shall be accurate, adequate and complete.

2.5	Each Order Form shall contain a Schedule (Personal Data Processing) which sets out certain information regarding the Contracted Processors’ Processing of Client Personal Data as required by Article 28(3) of the UK GDPR or such other provision of the Data Protection Obligations, which Schedule shall be supplemental to this APPENDIX (Data Processing Agreement) of the MSA which specifies the purpose and manner in which Personal Data is to be Processed under the Agreement in accordance with the requirements of the Data Protection Obligations. The Client may make such reasonable amendments to the Schedule (Personal Data Processing) of an Order Form by written notice to Komainu from time to time, as the Client reasonably considers necessary to meet the requirements of the UK GDPR or such other provision of the Data Protection Obligations.

3.	SECURITY

3.1	Komainu shall take reasonable steps to ensure the reliability of any employee, agent or contractor of any Contracted Processor who may have access to Client Personal Data, ensuring in each case that access is strictly limited to those individuals who need to know / access the relevant Client Personal Data, as strictly necessary for the purposes of the Agreement, and ensure that any employee, agent or contractor with access to Client Personal Data is subject to confidentiality undertakings or professional or statutory obligations of confidentiality.

3.2	Taking into account technological developments, the costs of implementation and the nature, scope, context and purposes of Processing, as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons, Komainu shall in relation to the Client Personal Data implement appropriate technical and organisational measures to ensure a level of security appropriate to that risk, including, as appropriate, the measures referred to in Article 32(1) of the UK GDPR or such other provision of the Data Protection Obligations.

4.	SUB-PROCESSING

4.1	Komainu will use Approved Sub-Processors to process Client Personal Data.

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4.2	Komainu may continue to use Existing Sub-Processors but shall procure that, on or prior to the Effective Date, the arrangement between it and each of its Existing Sub-Processors is governed by a written contract including terms which offer at least the same level of protection for Client Personal Data as set out in this APPENDIX (Data Processing Agreement) and which meet the requirements of Article 28(3) of the UK GDPR or such other provision of the Data Protection Obligations.

4.3	Komainu shall give the Client prior notice of the appointment of any New Sub-Processor, including details of the processing of Client Personal Data to be undertaken by such New Sub-Processor.

4.4	Each New Sub-Processor shall become an Approved Sub-Processor on the completion of:

(a)	Komainu providing notice to the Client as envisaged by Paragraph 3.3 above; and

(b)	satisfaction of all of the conditions in Paragraph 3.5 below in respect of that New Sub-Processor.

4.5	With respect to each New Sub-Processor, Komainu shall:

(a)	carry out adequate due diligence to ensure that such New Sub-Processor is capable of providing the level of protection for Client Personal Data required by this APPENDIX (Data Processing Agreement);

(b)	ensure that the arrangement between Komainu and the New Sub-Processor is governed by a written contract including terms which offer at least the same level of protection for Client Personal Data as those set out in this APPENDIX (Data Processing Agreement) and which meet the requirements of Article 28(3) of the UK GDPR or such other provision of the Data Protection Obligations; and

(c)	if that arrangement involves a Restricted Transfer, ensure that one of the safeguards set out in Article 46 of the UK GDPR or such other provision of the Data Protection Obligations has been implemented in respect of that Restricted Transfer.

5.	KOMAINU AS CONTROLLER

5.1	Komainu shall ensure that it has taken all actions necessary to comply with the Data Protection Obligations and it shall collect, use, store, retain and process Personal Data (including Client Personal Data) to the extent necessary to perform its obligations under the Agreement or in relation to the prevention of fraud, crime, money laundering or terrorism. For mandatory regulatory purposes, sanctions screening purposes, security purposes and business continuity purposes (“Processing Activities”) Komainu may from time to time Process Personal Data of investors, beneficial owners and / or Personnel of the Client or customers of the Client.

5.2	Komainu shall be a Controller in respect of the Processing Activities.

5.3	The Client warrants that it has all required authority to transfer any Personal Data required to enable Komainu to carry out the Processing Activities and that it shall make all Personnel, investors, beneficial owners and customers whose Personal Data is provided to Komainu aware of Komainu’s privacy notice (a copy of which the Client acknowledges having received).

6.	DATA SUBJECT RIGHTS

6.1	Komainu shall promptly (and in any event within four (4) Business Days) notify the Client if it or any other Contracted Processor receives a request from a Data Subject under any Data Protection Obligations in respect of Client Personal Data (including full details and copies of the complaint, communication or request), and Komainu shall, to the extent possible, provide full co-operation and support to the Client to comply with any such request from a Data Subject under the Data Protection Obligations.

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6.2	Komainu shall ensure that any other Contracted Processor does not respond to a request pursuant to Paragraph 5.1 except on the documented instructions of the Client.

7.	PERSONAL DATA BREACH

7.1	Upon becoming aware of a Personal Data Breach, Komainu shall promptly (and in any event within seventy-two (72) hours) provide the Client with sufficient information to enable the Client to meet any obligations to report a Personal Data Breach under the Data Protection Obligations.

7.2	Komainu shall co-operate with the Client and take such reasonable commercial steps as are directed by the Client to assist in the investigation, mitigation and remediation of each Personal Data Breach.

8.	DATA PROTECTION IMPACT ASSESSMENT AND PRIOR CONSULTATION

8.1	Komainu shall provide reasonable assistance to the Client with any data protection impact assessments and prior consultations with Data Authorities which the Client reasonably considers to be required by Articles 35 or 36 of the UK GDPR (or similar provisions under any other Data Protection Obligations), in each case solely in relation to Processing of Client Personal Data by Contracted Processors and taking into account the nature of the Processing and information available to the Contracted Processors.

9.	DELETION OR RETURN OF PERSONAL DATA

9.1	Upon termination or expiry of the Agreement, or the cessation of Processing of Client Personal Data by any Contracted Processor, Komainu shall (and shall procure that each Contracted Processor shall) promptly (and in any event within two (2) months of the relevant event):

(a)	Delete (and procure the Deletion) of all other copies of Client Personal Data Processed by each Contracted Processor; and

(b)	provide written certification to the Client that the Contracted Processor has complied with the foregoing provisions (a) and (b).

10.	COOPERATION WITH DATA AUTHORITIES

10.1	Save to the extent prohibited by applicable law, Komainu shall:

(a)	promptly notify the Client of any notice or request received by any Contracted Processor from any Data Authority relating to the Processing of Client Personal Data; and

(b)	provide a copy of such notification or request to the Client.

10.2	Komainu undertakes to:

(a)	consider any comments made by the Client in connection with such notification or request before responding to the same; and

(b)	fully cooperate with the Client in relation to any ongoing communications with, or subsequent investigation by, the relevant Data Authority.

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11.	CLARIFICATION

11.1	Nothing within this APPENDIX (Data Processing Agreement) reduces either Party’s obligations under the Agreement in relation to the protection of Personal Data or permits either Party to Process (or permit the Processing of) Personal Data in a manner which is prohibited by the Agreement.

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CONFIDENTIAL Order Form – Custodial Services
between
KOMAINU (JERSEY) LIMITED
and
COINSHARES VALKYRIE BITCOIN FUND
Order Form Effective Date: September 27, 2024

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CONTENTS

1.	STATUS OF ORDER FORM	1

2.	DEFINITIONS	1

3.	TERM AND TERMINATION	6

4.	APPOINTMENT	6

5.	DUTIES	8

6.	CLIENT ASSETS	10

7.	CLIENT USERS	12

8.	ENHANCEMENTS, MAINTENANCE, SUPPORTED ASSETS, AIRDROPS, FORKS, REDUNDANCY AND BUSINESS CONTINUITY PLAN (“BCP”)	13

9.	SERVICES FEE	16

10.	LIMITATION	16

11.	PERSONAL DATA PROCESSING	16

12.	TERMINATION AND CONSEQUENCES	17

13.	MISCELLANEOUS	18

Schedule 1 : FINANCIAL MATTERS		20

Schedule 2 : CUSTODY PROCEDURES FOR ASSETS		21

Schedule 3 : PERSONAL DATA PROCESSING		24

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ORDER FORM – CUSTODIAL SERVICES

THIS ORDER FORM is made as of September 27, 2024 the “Order Form Effective Date”)

BETWEEN:

(1)	KOMAINU (JERSEY) LIMITED, a private limited company incorporated under the laws of Jersey, Channel Islands (with registered number 127169) having its registered address at 3rd Floor, 2 Hill Street, St. Helier, Jersey, JE2 4UA, Channel Islands (“Komainu”); and

(2)	COINSHARES VALKYRIE BITCOIN FUND, a statutory trust created under the laws of Delaware (with registered number 4791353), with its registered agent CSC Delaware Trust Company at 251 Little Falls Drive, Wilmington, DE 19808 (the “Client”),

(together, the “Parties”, each of the same, a “Party”).

WHEREAS:

(A)	Komainu and the Client have entered into a Master Services Agreement dated as of September 27, 2024 (the “MSA”), which establishes an overall contractual framework for the provision and delivery of Services to the Client comprised of the MSA and associated Order Forms, each of the latter relating to a distinct class of Services.

(B)	The Client wishes to receive an institutional-grade custody service in relation to its Compatible Assets and, accordingly, Komainu has agreed to provide the Custodial Services set out in this Order Form to the Client.

(C)	Komainu provides a security solution which enables individuals and enterprises within the global investment community to securely custody their Compatible Assets in a manner which enables their utilisation to initiate and securely perform certain operations (including Transfers) on distributed ledger technology networks.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	STATUS OF ORDER FORM

1.1	This Order Form is entered into by the Parties under and in accordance with the terms and conditions of the MSA. The terms and conditions of the MSA shall apply to this Order Form as if set out in full and references to “Order Form” and “the Agreement” included in the MSA shall be construed accordingly.

1.2	All capitalised terms used in this Order Form shall have the meaning given to them in the MSA, unless otherwise defined herein or the context otherwise requires.

2.	DEFINITIONS

2.1	In this Order Form, unless the context otherwise requires, the following capitalised terms shall bear the following meanings:

“Account” means an account which:

(a)	is created by an Administrator;

(b)	is designated by reference to a particular type of Compatible Asset only (such type as requested for that account by, or on behalf of, the Client in accordance with Clause 5.5(a) hereof);

(c)	(being a wallet), has a cryptographic private key which is unique within the private key space on the DLT network of the relevant Compatible Asset;

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(d)	has a unique reference number allocated to it by Komainu (which is distinct from its cryptographic private key); and

(e)	may be used by Client Users to:

(i)	receive;

(ii)	store; and/or

(iii)	Transfer,

that type of Compatible Asset,

using the Infrastructure (and “Accounts” shall mean all thereof subsisting from time to time);

“Administrator” means a Komainu User authorised by Komainu (as part of a quorum of Administrators) to create and manage permissions, Accounts and whitelists in accordance with the Rules and to alter Rules;

“Airdrop” means a distribution of new digital assets to wallets holding an existing digital asset, as registered on the relevant DLT network for such existing digital asset;

“Availability” shall exist (or be deemed to exist) in connection with each minute within a Service Period in respect of the whole of which Client Users may access and use each of the Vault Services, the same being assessed, in each case:

(a)	irrespective of whether or not there is, in fact, any attempt made to use, any one or more of the Vault Services; and

(b)	without taking account of any inability of any one or more Client Users to access and use any of the Vault Services:

(i)	as a consequence of the actions or omissions of the Client User and/or the actions or omissions of the Client or its Personnel (UNLESS, in each case, such actions or omissions have, in turn, been caused, or materially contributed to, by the actions or omissions of Komainu or its Personnel in breach of this Order Form); or

(ii)	due to the failure of, or technical issue with, the Infrastructure (UNLESS such failure or technical issue affects all Client Users);

“Balance” means, in connection with a particular Account, the amount (if any) of the particular type of Compatible Asset standing to the credit of such Account;

“Client Assets” means the total Compatible Assets from time to time standing to the credit of one or more of the Client’s Accounts (the total amount of which, at any given time during the subsistence of this Order Form, being calculated by aggregating the Balance of each Account then subsisting);

“Client User” means:

(a)	a natural person within the Client’s organisation designated by the Client; and

(b)	who has been authorised by Komainu (in the capacity of an Operator only) to access and use the Vault Services;

“Compatible Asset” means, subject to Clauses 8.6 and 8.7, a type of Asset which is compatible with the Platform and supported by Komainu;

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“Content” means the content, information and/or materials provided by Komainu on (or through) the Platform (and which, for the avoidance of doubt, shall be a type of “Material” as defined in the MSA);

“Custodial Services Fee” means the monthly Service Fee payable by the Client to Komainu in respect of the provision of the Custodial Services hereunder, the application and determination of which is subject to the provisions of:

(a)	Clause 8 of the MSA;

(b)	Clause 9; and

(c)	Schedule 1 (Financial Matters);

“Custodial Services” has the meaning set out in Clause 5.1;

“Custodial Service Documents” means:

(a)	the Rules; and

(b)	the User Guide;

“DLT” means distributed ledger technology;

“Discounted” (in connection with a Service Period) shall be the status of any minute therein during the whole of which any one or more of the following is the case:

(a)	there is a Necessity;

(b)	there is an event of force majeure (as referenced in Clause 10.5 of the MSA); and/or

(c)	Client Users are unable to process or confirm a Transfer due to a failure of Komainu’s network, internet, hardware, software or systems (which failure has not been caused, or materially contributed to, by the actions or omissions of Komainu or its Personnel in breach of this Order Form);

“Enhancement” has the meaning set out in Clause 8.1(a);

“Enquiry Service” means the commitment of Komainu to respond to ad hoc queries from the Client and the Client’s Users during a given Service Period, with associated escalation of any issues arising pursuant to a mechanism for dialogue agreed between the Parties;

“Exit Period” has the meaning set out in Clause 12.1(b);

“Exit Transfers” has the meaning set out in Clause 12.4;

“Failed Instruction” means an attempt by a Client User to initiate a Transfer which is declined by the Platform, due to the purported instruction’s non-conformity in one or more respects with the Rules;

“Fork” has the meaning set out in Clause 8.7(a)(i);

“Infrastructure” means each and all of:

(a)	the security device(s) issued by or on behalf of Komainu to Client Users in connection with the Custody Services in accordance with this Order Form, the functionality of which is described further in the Authentication Procedures and the User Guide;

(b)	the Platform; and

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(c)	the Content,

as, in accordance with Clause 8.1, each of the same may be updated, upgraded or developed from time to time;

“Initial Term” has the meaning given in Clause 3.1;

“Komainu User” means a natural person within Komainu’s organisation:

(a)	authorised by Komainu to use the Infrastructure; and

(b)	designated by Komainu, in its sole discretion, as an Administrator and/or an Operator,

and “Komainu Users” shall mean all or such combination thereof as the context requires;

“Necessity” has the meaning set out in Clause 8.3;

“New Asset” has the meaning set out in Clause 8.7(a)(i);

“Order Form Effective Date” means the date set out on page 1 of this Order Form;

“Operator” means a User authorised by Komainu to operate Accounts (including the ability to initiate or approve and cancel Transfers) in accordance with the Rules but who does not have the ability to create Accounts or alter Rules;

“Platform” means the secure platform interface and technical solution (which must be accessed by Client Users in accordance with the Authentication Procedures and the User Guide), which enables Client Users to access and utilise the Vault Services;

“Progenitor Asset” has the meaning set out in Clause 8.7(a)(i);

“Reference Time” means 12 midnight (UTC) on the day immediately following the day of calculation, or such other time as notified by Komainu to the Client from time to time;

“Reference Rate” means a Gecko Labs Pte. Ltd. (“CoinGecko”) cryptocurrency reference rate for a relevant cryptocurrency versus Fiat Currency pair (expressed as an amount of Fiat Currency per one unit of such cryptocurrency) published through the CoinGecko API at the Reference Time, or such other cryptocurrency reference rate as notified to the Client from time to time by Komainu;

“Remaining Assets” has the meaning set out in Clause 12.4;

“Renewal Period” has the meaning given in Clause 3.2;

“Repatriation Address” means, in respect of each Compatible Asset comprised within the Client Assets, the DLT network address (notified by the Client to Komainu pursuant to Proper Instructions, acceptable to Komainu, including in the context of the Security Procedures and which is therefore included on Komainu’s whitelist) to which Komainu will repatriate any Remaining Asset(s) under the circumstances contemplated in Clause 12.4;

“Reporting Services” means the provision by Komainu of monthly statements to the Client (and/or, if the Client so directs, the Client’s auditors) which, in each case, summarises the following in respect of the immediately preceding Service Period:

(a)	Balances (and fluctuations therein) during the Service Period;

(b)	Values (and fluctuations therein) during the Service Period;

(c)	Transfers within the Service Period;

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(d)	Failed Instructions during the Service Period (and, where reasonably practicable, commentary thereon from Komainu);

(e)	Custodial Services Fee invoices (and payments received in respect thereof);

(f)	projections of Balances and associated Values based upon (and delimited by reference to) the Client’s prior disclosure of its intended Transfers in Client Assets; and

(g)	such other information, subject-matter, data, logs and/or metrics relevant to the Custodial Services in respect of the Service Period as may, from time to time, be determined upon by Komainu,

any (or all of which) may be provided by Komainu to the Client on a more frequent basis by agreement with the Client (including in connection with the associated Custodial Services Fee);

“Rules” means the rules defined by Administrators from time to time applicable to the initiation, execution and control of Transfers by Users, including the determination:

(a)	of those Client Users whose cryptographic signatures are needed (in addition to the cryptographic signatures of the relevant Komainu Users) before the Platform validates a Transfer;

(b)	that the proposed recipient DLT network address is included on Komainu’s whitelist; and

(c)	of any limits to be imposed on the number and/or size of such Transfers;

“Scheduled Maintenance” has the meaning given in Clause 8.2;

“Segregate” shall be interpreted in accordance with Clause 5.7;

“Service Commitment” means a Service Performance of ninety-five percent (95%) during a Service Period;

“Service Performance” (in respect of a Service Period) shall be calculated by dividing:

(a)	the number of minutes within such period during the whole of which there is Availability; by;

(b)	the total number of minutes within the Service Period, less the aggregate of the number of minutes within that period the whole of which are accounted for:

(i)	by Scheduled Maintenance;

(ii)	by Withdrawal of Service; or

(iii)	as a result of being Discounted (provided that if any whole minute which otherwise qualifies to be Discounted should also be a whole minute in which there was a Withdrawal of Service or in respect of which Scheduled Maintenance took place, such minute shall not also qualify to be Discounted for the purpose of the foregoing calculation);

“Service Period” means a calendar month during the subsistence of this Order Form (or, as the case may be, the pro-rata element(s) thereof for the first and last such months);

“Suspended Assets” has the meaning set out in Clause 6.8;

“Termination Point” has the meaning given in Clause 12.2;

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“Transfer” means an instruction to transfer Client Assets, initiated by a Client User utilising the Infrastructure, in accordance with the Rules;

“User” means a Client User or, as the case may be, a Komainu User (and “Users” shall mean all or such combination thereof as the context requires);

“User Guide” means any user guide for Vault Services for use by Client Users provided to the Client as part of the client onboarding process as well as the Custody Overview and Custody Procedures in Schedule 2 (Custody Overview and Custody Procedures for Assets), as amended from time to time;

“Value” means, subject to Clause 4.5(h), the value of the Balance standing to the credit of an Account as converted and expressed in the Chosen Currency;

“Vault Services” means the following Services accessible through the Platform:

(a)	visualising Balances, Values and Transfers (including completed and pending Transfers) linked to Accounts, including the associated receiving address(es); and

(b)	initiating, reviewing and approving Transfers,

the functionality of which is described in further detail in the User Guide;

“VuC” means, subject to Clauses 4.5(h), the value of the Client Assets (which, at any given time during the subsistence of this Order Form, is calculated as the aggregation of the Value of each Account then subsisting), expressed in the Chosen Currency; and

“Withdrawal of Service” has the meaning given in Clause 8.4.

3.	TERM AND TERMINATION

3.1	This Order Form will commence on the Order Form Effective Date and shall remain in full force and effect, unless terminated earlier in accordance with its terms, for a period of thirty-six (36) months (the “Initial Term”).

3.2	On expiry of the Initial Term, this Order Form will renew automatically for successive twelve (12) month periods (each a “Renewal Period”), unless either Party provides written notice to the other of its intention to terminate this Order Form in accordance with Clause 14.4 of the MSA.

4.	APPOINTMENT

4.1	Appointment: The Client hereby appoints Komainu as the custodian of the Client Assets on and from the Order Form Effective Date, to hold the same in safe custody in accordance with the provisions hereof.

4.2	Status: Each Party confirms its acceptance and acknowledgement of the following, upon which each has separately received advice from counsel as to the implications of the same:

(a)	to the extent that Client Assets are secured within the Infrastructure pursuant to the terms of the Agreement, Komainu’s duties are as custodian only in respect thereof, with no duty to preserve or enhance the value of Client Assets;

(b)	the Client acknowledges that Komainu shall not have any implied duties, functions, obligations or responsibilities and undertakes not to assert to the contrary at any time; and

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(c)	nothing in the Agreement or the operation of the Infrastructure is intended, or shall be deemed, to result in the transfer of any beneficial title in any Client Assets to Komainu. Accordingly, the Client Assets are not an asset on Komainu’s balance sheet.

4.3	Security Procedures: The Client acknowledges that:

(a)	its adherence to the Security Procedures shall be an essential condition to Komainu’s willingness to be appointed pursuant to this Order Form; and

(b)	accordingly, any violation of the Security Procedures or attempt to circumvent or reduce its effectiveness by the Client or the Client’s Users shall entitle Komainu to terminate this Order Form in accordance with Clause 14.5(a)(vi) of the MSA.

4.4	Onboarding Charge (Custodial Services): The Client undertakes to pay the Onboarding Charge for Custodial Services to Komainu, as specified in Schedule 1 (Financial Matters).

4.5	Client Acknowledgements: The Client acknowledges and accepts that:

(a)	Non-Exclusivity: without prejudice to Clause 3.3 of the MSA, nothing in this Order Form (or otherwise) shall prevent Komainu from using the Platform to custody:

(i)	Komainu’s own Compatible Assets; or

(ii)	Compatible Assets of other client(s) of Komainu or of other third-parties;

(b)	Data Transmission: the transmission of data among and within the components of the Infrastructure will at all times be made using encrypted protocols;

(c)	Asset Transfers: Transfers to, from and between Accounts shall be completed at the Client’s risk and expense;

(d)	Classification:

(i)	the Infrastructure, as at the Order Form Effective Date, is not an exchange platform and, accordingly therefore, does not enable any person to trade in Assets (whether for other Assets, Fiat Currency (including the Chosen Currency), other currency or another value that substitutes for currency);

(ii)	Komainu is not a broker, dealer, money services business, money transmitter, bank or a credit, electronic money or payment institution;

(e)	No Regulatory Protections: the Client Assets custodied hereunder are not likely to be covered by any protections or insurance schemes which may be offered in the context of traditional securities or bank deposits (such as, for example, the U.S. Federal Deposit Insurance Corporation and the Bank Depositors’ Compensation Scheme in Jersey, Channel Islands);

(f)	Uninsured: should Komainu maintain any insurance cover during the subsistence of this Order Form, such insurance would be solely for the benefit of Komainu and does not guarantee or insure the Client or the Client Assets and there is no obligation or other duty on Komainu to insure the Client or the Client Assets;

(g)	Third-party Payments: the Infrastructure is not intended to facilitate any third party payments and, in accordance with the Security Procedures, all Transfers of Client Assets outside of the Infrastructure must be to a DLT network address which is on the whitelist maintained from time to time by Komainu;

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(h)	Value(s) and VuC:

(i)	the calculation(s) of Value(s) and VuC hereunder by Komainu and its Personnel are (SAVE ONLY in connection with the determination of a Sum Due), and will be considered by the Client to be, indicative and for information purposes only; and

(ii)	accordingly, no assurance or guarantee is (or should be considered to be) provided by Komainu or its Personnel that any calculation of a Value or of VuC fairly equates to the value which may be yielded by the relevant Client Assets were they to be divested of for value, in any particular market, at the date (and time) at which the calculation concerned is made;

(i)	Monitoring: Komainu may monitor the use of the Infrastructure and Accounts by Client Users to ensure that such use is compliant with applicable law or regulation and Komainu shall be at liberty to use the resultant information for its own internal and commercial development purposes; and

(j)	Immutability:

(i)	that it is a hallmark of the DLT network of an Asset that the record(s) represented thereby (i.e. the distributed ledger), which would include any Transfers during the subsistence of this Order Form and details of the Accounts concerned, are (and will be) immutable; and

(ii)	accordingly, it is not within the power of Komainu to erase or make confidential any Transfers of Client Assets undertaken during the subsistence of this Order Form (or otherwise).

(k)	Asset Specific Risks: acquiring, holding, divesting itself of, or otherwise doing business with the Assets are subject to a number of risks and it is the sole responsibility of the Client to determine the nature, severity, scope and impact of those risks. Komainu does not give advice or recommendations regarding Assets, including the suitability and appropriateness of, and investment strategies for such Assets. In particular (but without limitation to any other actual or potential risks), the Client acknowledges and accepts the Asset specific risks set out at www.komainu.com/asset-risks-csof, as may be amended and updated from time to time by Komainu at its sole discretion.

5.	DUTIES

5.1	Custodial Services: Komainu will provide institutional-grade custodial services for the Client in respect of the Client Assets in accordance with the terms of this Order Form, including, in particular:

(a)	providing access to and use of the Infrastructure;

(b)	providing the Vault Services;

(c)	the Reporting Services; and

(d)	the Enquiry Service,

(the “Custodial Services”).

5.2	Performance: Subject to the Client’s compliance with the terms of this Order Form, Komainu undertakes to diligently perform the Custodial Services.

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5.3	Service Commitment: Komainu shall ensure that the Service Commitment is equalled or exceeded in respect of each Service Period during the subsistence of this Order Form.

5.4	Accounts:

(a)	The Client authorises, approves and directs Komainu to establish and maintain for the subsistence of and in accordance with this Order Form, an Account (or such number of Accounts) in respect of each Compatible Asset which the Client proposes to secure within the Infrastructure and has advised Komainu of the same:

(i)	within the application of the Onboarding Procedures to the Client; or

(ii)	subsequently during the subsistence of this Order Form, from time to time, through Proper Instruction(s).

(b)	In accordance with the Onboarding Procedures, the Accounts established pursuant to Clause 5.4(a) shall be recorded by Komainu as being in the name of:

(i)	the Client; or

(ii)	with such designation as the Client may reasonably require (and which is reasonably acceptable to Komainu and subject to Komainu’s compliance with all applicable law or regulation).

5.5	Validation: The Client undertakes to remit to an Account during the subsistence of this Order Form only:

(a)	a single type of Compatible Asset; and

(b)	Compatible Assets over which it is lawfully entitled to exercise control,

such type of Asset to be that identified to Komainu in accordance with Clause 5.4(a).

The Client acknowledges and agrees:

(A)	that remittance to an Account of an Asset which is not supported by the Infrastructure (i.e. is not a Compatible Asset) is highly likely to result in such Asset being irretrievable (by the Client and Komainu);

(B)	that its remittance of an Asset to an Account during the subsistence of this Order Form may be regarded by Komainu and its Personnel as evidence that it has confirmed that such Asset is a Compatible Asset suitable for remittance to such Account; and

(C)	that, following the remittance of a Compatible Asset to an Account by the Client, it may take a number of confirmations on the relevant DLT network (and, therefore, time) before such Asset will show as being deposited in the Account.

5.6	Indemnity: The Client acknowledges that Komainu shall have no responsibility in connection with a failure to adhere to Clause 5.5 by the Client or any Client User and the Client indemnifies (and hereby undertakes to keep indemnified) Komainu, its Personnel, Affiliates and Controllers from and against any and all Losses which they may incur as a result of any such non-adherence.

5.7	Segregation: Komainu undertakes to:

(a)	separately identify all Client Assets on its books and records as belonging to the Client (and, accordingly, not to Komainu (in its own or any other capacity), any other client of Komainu or any third party); and

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(b)	Segregate (and, during the subsistence of this Order Form, keep Segregated) all Client Assets from its own proprietary Assets and the Assets of any other client of Komainu or other third party.

Accordingly, subject to Clause 8.7, all Client Assets will be held on a non-fungible basis and will not be commingled with any other Assets.

(“Segregate” in connection with this Order Form shall mean segregation at the wallet address level and “Segregated” and “Segregation” shall be construed accordingly).

5.8	General Ledger: Komainu will maintain on an ongoing basis during the subsistence of this Order Form a general ledger which details the Balance of each Account (and, periodically, the Value of each Account).

5.9	Retention: Komainu undertakes that during the subsistence of this Order Form, save only as required pursuant to applicable law or regulation or in furtherance of Exit Transfers as provided in Clause 12.4, no Client Assets shall be deposited or transferred by Komainu to any third-party depository, custodian, clearance system or wallet.

6.	CLIENT ASSETS

6.1	Status: The Client represents, warrants and undertakes that for all purposes in connection with the Agreement, it is:

(a)	the beneficial owner of the Client Assets; or

(b)	(otherwise) entitled to deal with Client Assets under this Order Form as if it were beneficial owner of the same.

6.2	Indemnity: Any disclosure by the Client to Komainu that the Client has entered into this Order Form as the agent or representative of a third-party shall not relieve the Client of any of its obligations hereunder. In the event that the Client acts as an agent or representative of a third-party, the Client shall indemnify (and hereby undertakes to keep indemnified) Komainu, its Personnel, Affiliates and Controllers from and against any and all Losses which they may incur as a result of any claim by any third-party in respect of the Client Assets.

6.3	Unencumbered: The Client further represents, warrants and undertakes to Komainu that the Client Assets are free from any right of retention, pledge, lien, other security interest, third-party right or other encumbrance of any nature.

6.4	Inalienable:

(a)	Komainu shall not:

(i)	have a right of use, lend, pledge or hypothecate any Client Assets (or purport to do any of the same); or

(ii)	create or, to the extent reasonably possible, permit others to create, any encumbrance in respect of the Client Assets,

other than, in each case, as is expressly provided for herein.

(b)	In the absence of Proper Instruction(s) to the contrary, and subject to Clause 6.9, Komainu shall use its reasonable endeavours to resist any writ of attachment, similar order or claim that would encumber or otherwise impinge on the free transferability of any of the Client Assets.

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6.5	Information:

(a)	Independent Verification: For the avoidance of doubt, the Client may, by Proper Instruction, authorise and direct Komainu to confirm the present or historic Balance on one or more Accounts to a professional advisor of the Client or a tax or regulatory authority.

(b)	No Confidentiality: Notwithstanding anything to the contrary in this Order Form, Komainu shall not have any confidentiality obligation with regard to data (including cryptographic public keys) which is necessary for initiating, issuing, registering and/or receiving any Transfers from the DLT networks of relevant Assets.

6.6	Provenance: The Client warrants and represents that it does not know or have any reason to suspect that:

(a)	any Client Assets are (or, during the subsistence of this Order Form, will be) derived from, held for the benefit of, or otherwise related in any way to transactions with or on behalf of a Sanctioned Person; or

(b)	any Sanctioned Person has (or, during the subsistence of this Order Form, will have) any interest (legal or beneficial) in:

(i)	the Client; or

(ii)	the Client Assets.

6.7	Repeating Representations: The above representations and warranties given in Clauses 6.1, 6.3 and 6.6 shall be deemed repeated each day during the subsistence of this Order Form and each time the Client gives an instruction to Komainu pursuant to the Agreement. The Client agrees and undertakes to notify Komainu immediately if the Client has any knowledge or reason for suspicion of any event or circumstance which will result in any such representation or warranty being false or inaccurate.

6.8	Suspended Transfers and Assets: The Client acknowledges that in the event Komainu, in its discretion, determines that a particular remittance of Assets may give rise to any legal, regulatory, reputational or other risk (such remitted Assets, the “Suspended Assets”), Komainu shall be at liberty to:

(a)	remit the Suspended Assets to a suspense account in the name of Komainu; and/or

(b)	suspend further Transfers of all Compatible Assets standing to the credit of the Account in which the Suspended Assets were received,

in each case until Komainu is satisfied that:

(A)	the Security Procedures and AML Obligations are satisfied; and

(B)	Komainu will not be at risk of any liability or obligation (other than as provided for hereunder) which may be presented by or in respect of any such Assets.

In the event of Clause 6.8(a) above, upon satisfaction of (A) and (B), Komainu will remit the Suspended Assets back to the Account in which they were originally received.

6.9	Prosecution: Nothing in this Order Form shall require or compel Komainu to institute legal or administrative proceedings in respect of any Client Asset(s).

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7.	CLIENT USERS

7.1	Designation: Subject as herein provided, the Client may authorise and designate representatives from within its organisation to act as a Client User in connection with the relevant Account(s) and, solely for such purposes, to use the Infrastructure.

7.2	Number: Subject to the provisions of Paragraph 3 of Schedule 1 (Financial Matters), there shall be no limitation on the maximum number of Client Users from time to time.

7.3	Information: The Client shall procure that all Client Users provide Komainu with:

(a)	a valid email address; and

(b)	any other information required by Komainu for the purpose of compliance with applicable law or regulation or compliance with Komainu’s obligations under this Order Form, including any AML Obligations.

7.4	Access and Training:

(a)	Komainu:

(i)	subject to Clause 7.4(b), hereby grants Client Users access to the Platform solely for the purpose of receiving the Custodial Services and subject to such Users’ compliance with the Custodial Service Documents; and

(ii)	shall provide (or procure the provision) of such training sessions for Client Users, at no additional cost, as may be reasonably required from time to time (to be requested by submitting a Proper Instruction to Komainu).

(b)	Komainu may, in its sole discretion, suspend or revoke a Client User’s access to the Platform where it believes (acting reasonably) that such User has failed to comply with a Custodial Service Document.

7.5	Responsibility: The Client acknowledges that it is responsible for any:

(a)	access to;

(b)	use of; and/or

(c)	operations performed on,

the Infrastructure by its Client Users (including for: (i) ensuring that each Transfer is compliant with law or regulation; (ii) all issues related to, or arising out of, any use of the Infrastructure by the Client and/or Client Users to conduct any regulated financial activity; and (otherwise) for identifying, seeking, obtaining and thereafter maintaining all applicable Permits in respect of such use of the Infrastructure).

7.6	Eligibility: The Client undertakes to ensure that each Client User has valid permission and authority to manage the relevant Account(s) on behalf of the Client.

7.7	Security and Procedures: The Client shall, and undertakes to ensure that each Client User shall, comply with the Security Procedures, the Authentication Procedures and the User Guide.

7.8	Personal Security Device (“PSD”):

(a)	Criticality: Access to the Platform is conditional upon the correct setup of the Client Users’ PSDs in accordance with the User Guide and/or the instructions included with the PSDs, which it shall be the responsibility of the Client to ensure.

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(b)	Care and Confidentiality: Acknowledging that a PSD shall be under the sole control of the relevant Client User, the Client undertakes to ensure that each Client User shall look after and protect their PSD in a secure manner, in accordance with the requirements of the Security Procedures.

(c)	Additional PSDs: Subject to the provisions of Paragraph 3 of Schedule 1 (Financial Matters) hereof, the Client may request additional PSDs by submitting a Proper Instruction to Komainu.

7.9	Indemnity: The Client acknowledges that Komainu shall have no responsibility or liability of any kind in connection with any failure to adhere to the Security Procedures, the Authentication Procedures and the User Guides by the Client or any Client User and the Client indemnifies (and hereby undertakes to keep indemnified) Komainu, its Personnel, Affiliates and Controllers from and against any and all Losses which they incur as a result of any such non-adherence.

7.10	Proper Instructions: The Parties acknowledge that for the purposes of this Order Form, the definition of “Proper Instructions” in the MSA shall be interpreted:

(a)	as a reference to such instruction being provided otherwise than through means of the Infrastructure; and

(b)	without any necessary inference that Proper Instructions may only be given by Client Users.

8.	ENHANCEMENTS, MAINTENANCE, SUPPORTED ASSETS, AIRDROPS, FORKS, REDUNDANCY AND BUSINESS CONTINUITY PLAN (“BCP”)

8.1	Enhancements:

(a)	The Client acknowledges that Komainu may from time to time update, upgrade or develop components of the Infrastructure during the subsistence of this Order Form (each of the same made in accordance with this Clause 8.1 being, an “Enhancement”).

(b)	Komainu shall notify the Client when an Enhancement becomes available.

8.2	Maintenance (Scheduled): Komainu may from time to time temporarily suspend one or more components of the Infrastructure for planned maintenance (“Scheduled Maintenance”).

8.3	Maintenance (Unscheduled): Komainu may temporarily suspend any portion of the Infrastructure solely to the extent and for the duration that is necessary in order to avoid or mitigate any adverse impact on the safety, security and integrity of the Infrastructure which results (or otherwise would result) from:

(a)	a Fork or anticipated Fork; or

(b)	a material security issue or threat,

as assessed in Komainu’s discretion, acting in good faith (each of the same, a “Necessity”).

8.4	Withdrawn Service: Komainu may temporarily suspend or disable access to any component of the Infrastructure (each of the same, a “Withdrawal of Service”):

(a)	if Komainu, acting reasonably and in good faith, believes this to be reasonably necessary to comply with applicable law or regulation; or

(b)	if the Client fails to make payment of any Custodial Services Fee for a period of more than two (2) months since the date of the relevant invoice to the Client.

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Komainu shall notify the Client prior to any Withdrawal of Service (unless it would be unlawful to do so).

8.5	Communication: In the event of a Necessity or Withdrawal of Service occurring, Komainu shall (to the extent lawfully permissible) provide the Client with regular updates as to the current status and likely duration of the Suspension or Withdrawal of Service. The Client acknowledges that it shall be responsible for keeping its Client Users updated.

8.6	Supported Assets:

(a)	The Client acknowledges that:

(i)	a Compatible Asset may cease to be compatible with the Platform; or

(ii)	Komainu may, from time to time, and in its sole discretion, determine to no longer support a Compatible Asset as a consequence of legal, regulatory, operational, security, reputational or other considerations, and, therefore, the provision of Custodial Services in connection with such Asset shall come to an end.

(b)	Komainu shall:

(i)	give the Client not less than thirty (30) Business Days’ notice following the making of any determination by it pursuant to Clause 8.6(a)(ii) above, or such shorter period as may be required as a result of those considerations; and

(ii)	endeavour, where reasonably practicable, to give the Client not less than thirty (30) Business Days’ notice in advance of the anticipated occurrence of Clause 8.6(a)(i) above.

(c)	Upon receipt of any such notice, the Parties shall discuss the appropriate steps for the Client to take.

8.7	Airdrops and Forks:

(a)	Forks: Komainu represents, warrants and undertakes that:

(i)	any new digital asset (each, a “New Asset”) which results from a permanent divergence (a ‘hard fork’) in the distributed ledger of an Asset (the “Progenitor Asset”) during the subsistence of this Order Form (being, the “Fork”) shall, on request from the Client, be assessed by Komainu for its compatibility with the Platform; and

(ii)	it will notify the Client, following such assessment, whether the associated New Asset, at the time of the notification in the event that the New Asset is compatible with the Platform and is compliant with any other internal requirements of Komainu, in which case:

(A)	such New Asset shall, from its inception at the relevant Fork be deemed: (1) included within the definition of “Compatible Asset” in this Order Form; and (2) as a distinct form of Asset to the Progenitor Asset; for all purposes (including, for the avoidance of doubt, the further application thereto of this Clause 8.7(a)); and

(B)	all holdings of the New Asset in the Client’s Accounts will be transferred into a new Account for the Client.

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(b)	Airdrops: Komainu does not automatically credit any digital asset the Client may obtain or otherwise be able to obtain through an Airdrop. It is the Client’s responsibility to monitor any Airdrops, and to notify Komainu of such Airdrops. Komainu will, following such notification, assess any such Airdrop, on a case by case basis, and may decide, in its sole discretion, whether to support such an Airdrop, or provide any Services in connection with the digital assets obtained or obtainable through that Airdrop.

(c)	The Client acknowledges that:

(i)	DLT networks are decentralised, peer-to-peer networks run by third-parties;

(ii)	Komainu has no ownership or control over DLT networks, their protocols, functionality, security and/or availability;

(iii)	Komainu is not responsible for any Fork or Airdrop (and is unable to influence the outcome of the same), including for any loss in value of Client Assets or for changes in their functionality and/or name resulting (directly or indirectly) therefrom;

(iv)	it is responsible for making itself aware of anticipated Forks or Airdrops, including by reference to publicly available information as well as information (if any) provided by Komainu; and

(v)	Komainu has sole discretion to determine its response to any operating change to a DLT network and that Komainu has no responsibility to assist the Client with unsupported assets, currencies, DLT networks, or protocols.

8.8	Redundancy: Komainu shall:

(a)	be permitted to (and shall) effect the complete and secure replication of the Infrastructure (unless otherwise specified in the User Guide) for redundancy and disaster-recovery purposes;

(b)	implement procedures (in accordance with industry best practice) to back-up the Client’s Accounts and test such back-ups on a regular basis;

(c)	establish and maintain a log of all accesses to the Client’s Accounts; and

(d)	maintain such back-ups and logs and ensure the availability of the same to the Client upon its reasonable request for a period of not less than twenty-four (24) months from the date of their creation.

8.9	Business Continuity (Custodial Services):

(a)	Komainu shall, at all times during the subsistence of this Order Form, maintain a BCP in order to support its ability to continue to efficiently operate the Infrastructure and provide the Custodial Services, and to restore normal operational conditions, in the event of force majeure or other material interruption to the business.

(b)	The Client acknowledges that the particular details of Komainu’s BCP for Custodial Services from time to time are (and shall remain) confidential to Komainu in the interests of security.

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9.	SERVICES FEE

9.1	Custodial Services Fee: The Custodial Services Fee shall be due and payable by the Client in respect of the provision of the Custodial Services by Komainu under this Order Form, the application and determination of which is subject to the provisions of:

(a)	Clause 8 of the MSA; and

(b)	Schedule 1 (Financial Matters) hereof.

10.	LIMITATION

10.1	Standard: A failure to achieve the Service Commitment in respect of a given Service Period shall not be deemed a breach of this Order Form unless such failure also amounts to a failure by Komainu to exercise reasonable care and skill in the performance of the Custodial Services.

10.2	Alleviation (Disputed Client Asset): Notwithstanding anything to the contrary in this Order Form, and in addition to the grounds referenced in Clause 10.4 of the MSA, Komainu shall be relieved of any liability in respect of a failure to comply with an obligation upon it under this Order Form to the extent that Komainu, acting in good faith, considers there to be a dispute or conflicting claim as to title in connection with a particular Client Asset(s) and:

(a)	Komainu’s non-compliance with what would otherwise be an obligation upon it hereunder is limited to the context of not acting in connection with the Client Asset(s) which are the subject-matter of the dispute;

(b)	Komainu has notified the Client of the perceived dispute and the Client Asset(s) to which it relates; and

(c)	such dispute has yet to be:

(i)	resolved by the parties thereto (to the reasonable satisfaction of Komainu); or

(ii)	finally determined by a court of competent jurisdiction (with evidence thereof, to the reasonable satisfaction of Komainu, having been provided to it),

and Komainu and its Personnel have not been indemnified (and on an ongoing basis) by the Client, in a form satisfactory to Komainu, from and against all Losses which Komainu reasonably believes they may incur as a result of dealing with the Client Asset(s) which are the subject-matter of the dispute.

11.	PERSONAL DATA PROCESSING

11.1	Schedule 3 (Personal Data Processing) to this Order Form sets out certain information regarding the Contracted Processors’ Processing of Client Personal Data as required by Article 28(3) of the UK GDPR and is supplemental to the Appendix (Data Processing Agreement) to the MSA, which specifies the purpose and manner in which Personal Data is to be Processed under this Order Form in accordance with the requirements of the Data Protection Obligations.

11.2	The Client may make such reasonable amendments to Schedule 3 (Personal Data Processing) by written notice to Komainu from time to time, as the Client reasonably considers necessary to meet the requirements of the UK GDPR or such other provision of the Data Protection Obligations.

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12.	TERMINATION AND CONSEQUENCES

12.1	Prescribed Dealings: The Client undertakes that it shall (and will procure that its Client Users shall):

(a)	during, and before the expiry of, notice of termination of this Order Form served in accordance with any of Clauses 14.4(a), 14.4(b), 14.4(c) of the MSA; or

(b)	during a period of within twenty-one (21) Business Days immediately following the service of notice to terminate this Order Form pursuant to any of Clauses 14.4(d), 14.4(e), 14.5(a), or 14.5(b) of the MSA (such period, the “Exit Period”),

Transfer no further Asset(s) into any Account(s) and initiate such Transfers so as (upon their confirmation by Komainu) to remove all Client Assets from all Accounts and, thereupon, the Client shall cease using the Infrastructure and, to the extent applicable, Delete all Materials supplied to the Client and Client Users (such Deletion to be confirmed to Komainu immediately thereafter).

12.2	Order Form Termination: This Order Form shall terminate:

(a)	upon the Client’s compliance with Clause 12.1(a); or

(b)	(as the case may be) if later, at the expiration of the Exit Period,

(the “Termination Point”).

12.3	Cessation of Access: The Client acknowledges that: (a) with immediate effect at the Termination Point, Komainu shall cease to provide the Custodial Services (including, in particular, that it will cease to provide Client Users with access to, and therefore the ability to use, the Infrastructure); (b) from the Termination Point, Komainu will not be responsible or liable to the Client for any Asset(s) which are transferred to or received by any Account or Wallet, and Komainu is under no obligation to provide any assistance to the Client in relation to such Assets; and (c) to the extent Komainu does, in its sole discretion, provide any assistance to the Client, the Client shall be liable for any costs and fees incurred by Komainu (determined by Komainu in a commercially reasonable manner).

12.4	Client Assets’ Repatriation: If any Client Assets remain in any Accounts at the expiration of the Exit Period (all such Client Assets, the “Remaining Assets”), Komainu may:

(a)	subject always to the application of:

(i)	Clauses 7.3(b) and 10.2; and

(ii)	Clauses 5.2(a), 5.3(a), 5.3(b), 5.3(d), 8.5(b), 10.4, 10.5, 14.7 and 14.8 of the MSA; and

(b)	without obligation to have any recourse to the Client in connection therewith,

effect one or more transfers of the Remaining Assets to the Repatriation Address(es) applicable thereto (together, the “Exit Transfer(s)”).

The conduct of the Exit Transfer(s) (or purported conduct of the Exit Transfer(s), in circumstances where the Exit Transfer(s) fail due to invalidity of the Repatriation Address(es)) shall constitute full and final settlement of any obligation Komainu may owe to the Client in respect of any Remaining Assets.

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12.5	The Custodial Services Fee shall be payable by the Client until completion of any necessary Exit Transfer(s) and the Client shall further be liable for any additional costs incurred by Komainu (in its reasonable discretion) in relation to any necessary Exit Transfer(s).

12.6	For the avoidance of doubt, the foregoing Clauses 12.4 and 12.5 shall survive termination of this Order Form.

13.	MISCELLANEOUS

13.1	The Parties accept that any electronic evidence resulting from the use of the Infrastructure will be admissible, valid, enforceable and will have the same evidentiary value as written evidence.

13.2	Any data entered, sent, received, automatically generated and any logs on any operation made using the Infrastructure (including in relation to any Transfers) may be admitted by a Party as valid evidence for all purposes.

[signature page follows]

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IN WITNESS whereof this Order Form has been entered into by the Parties on the respective dates below, as of the Order Form Effective Date.

SIGNED For and on behalf of KOMAINU (JERSEY) LIMITED	) ) ) ) ) ) ) ) ) ) )	By: /s/ Anna Bettencourt Name: Anna Bettencourt Position: Director Date: September 27, 2024

SIGNED For and on behalf of COINSHARES VALKYRIE BITCOIN FUND	) ) ) ) ) ) ) ) ) ) )	By: /s/ Jean-Marie Mognetti Name: Jean-Marie Mognetti Position: Group Chief Executive Officer Date: September 27, 2024

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Schedule 1:
FINANCIAL MATTERS

[***]

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Schedule 2:
CUSTODY PROCEDURES FOR ASSETS

1.	CUSTODY PROCEDURES

1.1	Wallets

(a)	Opening Wallets:

(i)	Komainu shall open and maintain each Wallet in the name of the Client. Each Wallet shall be subject to the respective restrictions and processes set out in the Security Procedures.

(ii)	Komainu Wallets are maintained on a fully Segregated basis, with no co-mingling of assets.

(iii)	To open a Wallet on the Komainu Platform, the Client must provide Komainu with:

(A)	the Wallet’s asset class;

(B)	the Wallet’s Rules (including permissions for the creation/approval flow of withdrawal transfers, and the creation of receive addresses);

(C)	the Wallet’s whitelisted addresses; and

(D)	any transaction limits on the Wallet.

(iv)	Prior to creating the Wallet, Komainu will verify Client instructions via recorded video call.

(v)	Having verified the instruction with the Client, Komainu will then create the Wallet in line with the instructions, and notify the Client.

(vi)	The Client shall then validate the Wallet via the use of a small value transaction.

(b)	Deposits and Withdrawals: The Wallets shall evidence and record deposits and withdrawals of Client Assets made pursuant to the terms of this Order Form.

(c)	Reports: Wallet reports will be provided to the Client by Komainu by secured e-mail (at the option of the Client).

(d)	Declined entries: Komainu at all times reserves the right to decline any erroneous instructions to the Wallets.

(e)	Access: Komainu will allow the Client and their respective auditors such access as they may reasonably require to perform their duties. Komainu agrees that any such access shall be subject to execution of a confidentiality agreement and agreement to Komainu’s Security Procedures.

(f)	Wallets:

(i)	A wallet shall be established under the Vault Services in accordance with Komainu’s Onboarding Procedures (each a “Wallet”). The Wallet shall be registered in the name of the Client and such registration shall be maintained in Komainu’s books and records.

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(ii)	Komainu shall be the sole operator of the Vault Services and holds all relevant IP Rights necessary to exclusively operate and supply the Vault Services and to maintain and provide access to the Wallets.

(iii)	The Wallets shall be subject to the Rules and the Security Procedures.

(g)	Whitelisted Wallets:

(i)	The Client shall only transfer Client Assets from its Wallets to the whitelisted Wallets relevant for such Wallets.

(ii)	The Client shall identify the relevant whitelisted Wallets for each Wallet at the time of creation of such Wallet.

(iii)	Additions and deletions of whitelisted Wallets for each Wallet shall only be made in accordance with the Security Procedures and Komainu’s procedures.

1.2	Deposits

(a)	Procedure for Deposit of Assets:

(i)	The Client may make deposits of Assets to its Wallet(s) on the Platform, and Komainu shall maintain the record of deposits.

(ii)	Client Users may make deposits of Assets to Wallets for which they have generated ‘receive’ addresses via the Platform.

(iii)	In order to generate a receive address for the purpose of making a deposit, Client Users must log on to the Platform, following the Authentication Procedures.

(iv)	Wallet Rules specify Client Users who may generate receive addresses. The Platform will therefore, in accordance with the Wallet Rules, only allow those Client Users with permission to generate receive addresses to do so.

(v)	Receive addresses for any given Wallet – to which said Client Users have been granted permission to do so – are generated on the Platform and verified via the Authentication Procedures.

(vi)	Once created and verified (via the Authentication Procedures), a Client User may then use the generated receive address in order to deposit Assets into the associated Wallet.

1.3	Withdrawals

(a)	Permissible withdrawals: The Client may at any time give instructions to Komainu for the withdrawal of Client Assets from the Wallets.

(b)	Procedure:

(i)	The Client may at any time give instructions to Komainu for the withdrawal of Client Assets from the Wallets for permissible withdrawals as described in Paragraph 1.3(a) above. Such instructions shall conform to the relevant requirements expressed, respectively, in the Security Procedures and Authentication Procedures.

(ii)	Client Users may make withdrawals of Client Assets from Wallets via the Platform alone in order to make a withdrawal from a Wallet, a Client User must log on to the Platform using the Authentication Procedure.

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(iii)	Client Users will only be allowed to make withdrawals from those Wallets from which they have the permission to do so.

(iv)	Having logged on to the Platform (following the Authentication Procedures), the Client may then select the Wallet from which they wish to make a withdrawal, and enter the parameters of the Transfer, including:

(A)	the quantity of digital assets;

(B)	the whitelisted recipient address to which they wish to send the assets; and

(C)	the transaction fees.

(v)	The Client User must confirm (via the applicable Authentication Procedures) the parameters of the Transfer and creates the transaction on the Platform.

(vi)	For all withdrawals, Komainu requires dual control by Client Users. Every withdrawal will therefore requires the approval of all Client Users as specified in the Rules which apply to the affected Wallet.

(vii)	To approve a Transfer, a Client User must log on to the Platform. Transfers awaiting a Client User’s approval will be presented as ‘Pending’, and Client Users must then review the Transfer and may confirm via the Authentication Procedure.

(viii)	Komainu will review all Withdrawal Transfers. All Transfers, having been created and approved by Client Users, will be reviewed and approved by Komainu.

(ix)	Withdrawal Transfers will only be submitted to the relevant DLT network once all conditions have been met, and all authorisations executed.

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Schedule 3:
PERSONAL DATA PROCESSING

This Schedule 3 (Personal Data Processing) includes certain details of the Processing of Client Personal Data in connection with the MSA as supplemented by this Order Form, as required by Article 28(3) of the UK GDPR:

Subject Matter of Processing	The performance of the Custodial Services documented in the Order Form.
Duration of Processing

The Processing shall continue until the later of:

(a)       The Order Form being terminated in accordance with its terms and any notice period or transition period prescribed by the Order Form having expired; and

(b)       Komainu no longer being subject to an applicable legal or regulatory requirement to continue to store Client Personal Data.

Nature and Purpose of Processing	The Processing is being conducted in order to facilitate the performance of the Custodial Services documented in the Order Form and any other purposes stated in the MSA.
Types of Personal Data

Information relating to an identified or identifiable natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person including, but not limited to, name, address, national insurance number, electronic addresses and similar.

(In the context of the Infrastructure it is anticipated that this will mean an individual’s full name, email and IP addresses).

Categories of Data Subject	Any person whose Personal Data is being collected, held or processed.
Obligations and Rights of the Controller	As set out in the Order Form.

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